UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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INTEGER HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)
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2025 Notice of
Annual Meeting
of Stockholders and
Proxy Statement

April [ ], 2025
Dear Stockholder:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Integer Holdings Corporation, which will be held on Wednesday, May 21, 2025 at 9:00 a.m., Central Time, at 5830 Granite Parkway, Suite 1150, Plano, Texas.
Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the company’s 2024 Annual Report. We encourage you to read this document. It includes information on the company’s operations, markets and products, as well as the company’s audited consolidated financial statements.
At the conclusion of his term effective with the Annual Meeting, William B. Summers Jr. will retire from our board of directors after 24 years of service. We want to thank Bill for his many years of service and dedication to Integer.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. We are using the “Notice and Access” (Notice of Internet Availability) method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We have mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice and Access Letter”) containing instructions on how to access our Proxy Statement and Annual Report and vote electronically on the Internet or by telephone. The Notice and Access Letter also contains instructions on how to receive a paper copy of the proxy materials.
We look forward to seeing you at the Annual Meeting.
Sincerely,

Pamela G. Bailey
Chair of the Board

Joseph W. Dziedzic
President and Chief Executive Officer

INTEGER HOLDINGS CORPORATION
5830 GRANITE PARKWAY, SUITE 1150
PLANO, TEXAS 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2025 Annual Meeting of Stockholders of Integer Holdings Corporation will be held at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024 on Wednesday, May 21, 2025 at 9:00 a.m., Central Time, for the following purposes:
1.To elect 10 directors for a one-year term or until their successors have been duly elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Integer Holdings Corporation for fiscal year 2025;
3.To approve, on an advisory basis, the compensation of our named executive officers;
4.To approve an amendment to the Company’s Restated Certificate of Incorporation to include an officer exculpation provision; and
5.To consider and act upon other matters that may properly come before the Annual Meeting and any adjournments thereof.
Stockholders of record at the close of business on March 24, 2025 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Plano, Texas
April [ ], 2025
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. IF YOU RECEIVED A NOTICE AND ACCESS LETTER, YOU CAN VOTE YOUR SHARES BY PROXY VIA INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS FOUND IN THE NOTICE AND ACCESS LETTER. IF YOU RECEIVED PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN VOTE YOUR SHARES BY PROXY VIA INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS FOUND ON THE PROXY CARD OR BY MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO ITS USE AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS. ANY STOCKHOLDER PRESENT AT THE MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2025

INTEGER HOLDINGS CORPORATION’S 2025 PROXY STATEMENT AND 2024 ANNUAL REPORT
ARE AVAILABLE AT www.envisionreports.com/ITGR

PROXY STATEMENT SUMMARY
INTEGER HOLDINGS CORPORATION
PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT SUMMARY
To assist you in reviewing the proxy statement for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), we call your attention to the following summary information, which highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References in this proxy statement to the “Company,” "Integer," “we,” or “our” refer to Integer Holdings Corporation and references to the "Board" refer to the Company's Board of Directors. The Notice and Access Letter is first being mailed, and this proxy statement and the accompanying form of proxy are first being made available, to Company’s stockholders beginning on or about April [ ], 2025. Web links throughout this proxy statement are inactive textual references provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.
Information regarding our Annual Meeting

Date and Time	Wednesday, May 21, 2025 at 9:00 a.m., Central Time
Place	Integer Holdings Corporation Corporate Headquarters 5830 Granite Parkway, Suite 1150, Plano, Texas 75024
Record Date	March 24, 2025
Voting

Stockholders as of the Record Date are entitled to vote their shares of common stock, $0.001 par value per share, at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Matters to be Voted on at our Annual Meeting

Proposal 1 - Election of 10 directors for a term of one year or until their successors have been duly elected and qualified. For more information, see page 7 of this proxy statement.	The Board recommends a vote “FOR” each director nominee

Proposal 2 - Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2025.
For more information, see page 14 of this proxy statement.

The Board recommends a vote “FOR” Proposal 2
Proposal 3 - Non-binding advisory vote on the compensation of the Company’s named executive officers ("NEOs"). For more information, see page 15 of this proxy statement.	The Board recommends a vote “FOR” Proposal 3
Proposal 4 - Approve an amendment to the Company’s Restated Certificate of Incorporation to include an officer exculpation provision. For more information, see page 16 of this proxy statement.	The Board recommends a vote “FOR” Proposal 4
2024 PROXY STATEMENT | 1

PROXY STATEMENT SUMMARY
Performance Highlights for Fiscal Year 2024
Integer is one of the largest medical device contract development and manufacturing organizations (“CDMO”) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. We provide innovative, high-quality medical technologies that enhance the lives of patients worldwide. Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “ITGR.”
Our company is on a Journey to Excellence with a clear strategy to win in the markets we serve and achieve excellence in all that we do. All our actions are anchored to this strategy. To measure our progress, we set three clear financial goals: (i) to grow sales 200 basis points faster than the markets we serve; (ii) to deliver operating profit growth at twice the rate of sales growth; and (iii) to achieve debt leverage in the range of 2.5 – 3.5 times adjusted EBITDA.
From a portfolio perspective, we have taken a structured and disciplined approach to shift the mix of our business to higher growth markets by being designed into our customers’ products in high-growth markets. Through the execution of our product line and operational strategy, we have significantly grown our pipeline of new product introductions in faster growing end markets, enabling our customers to bring lifesaving and life-enhancing innovations to market faster than our competitors. In October 2024, we divested Electrochem Solutions Inc. (“Electrochem”) to become a pure play medical device CDMO, providing additional cash to pay down debt and execute our inorganic growth strategy. We accelerated execution of our operational strategy to expand margins as supply chain and labor challenges eased. As a result, our 2024 sales grew above market rates, adjusted operating income(1) grew twice as fast as sales, and we ended 2024 within our debt leverage target of 2.5 – 3.5 times adjusted EBITDA.
Our strong cash flow has enabled us to maintain our debt leverage ratio within our target, while making investments in capabilities and capacity, including tuck-in acquisitions and facility expansions, that support our customers’ efforts to address significant unmet patient needs.
•The acquisitions of Oscor, Aran Biomedical, and InNeuroCo are performing better than expected and were contributors to our 2024 sales and profit growth.
•We completed the acquisition of Pulse Technologies in January 2024, deepening Integer’s capabilities in precision micro machining and further strengthening our pipeline in high-growth markets like electrophysiology, structural heart, and heart pumps.
•In September 2024, we opened a new, state-of-the-art development and manufacturing center in Galway, Ireland, to better serve customers in this important medical device hub and completed an 80,000 square foot expansion in New Ross, Ireland.
In addition to adding end-to-end capabilities, platform technologies and capacity to accelerate our growth in faster growing end-markets, we have taken strategic actions to improve profitability and drive excellence across our operations. We continue to further our competitive advantage in Manufacturing Excellence through Company-wide adoption of the Integer Production System, a standardized structure of systems and processes to deliver world-class operational performance, quality and efficiency across all of our global manufacturing sites.
In keeping with our commitment to create a values-based culture where individuals build upon one another’s ideas, perspectives and differences to bring forward innovative solutions, we held approximately 120 inclusion-focused engagement activities in 2024, all driven by associates. Associates across the Company also showed their commitment to our pursuit of excellence by sharing suggestions to improve our production processes. Integer sites are already realizing significant savings based on these ideas. To accelerate this momentum, the Company has launched a Direct Labor Continuous Improvement (CI) program with $1 million in funding for Company sites to use to reward associates for their most impactful solutions.
Highlights from our 2024 financial results, which are presented on a continuing operations basis and exclude the results of Electrochem except where noted, confirm our strategy is positioning Integer to win in the markets we serve:
•Increased sales by 10% to $1.717 billion, driven by strong demand, new product ramps, growth from emerging customers with PMA (premarket approval) products and contributions from our recent acquisitions.
•Operating income increased $45 million or 28% to $208 million. Adjusted operating income(1) increased $48 million, or 20%, to $285 million.
•Diluted earnings per share increased $0.76 per share or 29% to $3.40 per share. Adjusted earnings per share(1) increased $0.69 per share, or 15%, to $5.30 per share.
•Including Electrochem prior to its divestiture in October 2024, we generated $205 million of cash flow from operating activities compared to $180 million for 2023.
(1)     Adjusted operating income and Adjusted earnings per share are non-GAAP financial measures. See Appendix A to this proxy statement for information regarding these non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.
2 | 2024 PROXY STATEMENT

PROXY STATEMENT SUMMARY
Integer’s deep technology, breadth of capabilities and products, global manufacturing footprint and vertical integration uniquely position the Company to serve our customers across all phases of the product lifecycle. We delivered strong results in 2024, and we believe we are positioned to sustainably grow sales high single digit to low double digits for years to come.
As we continue on our Journey to Excellence, we expect to see significant growth for our associates, our customers, our stockholders and the communities in which we live and work, all while achieving our vision to enhance the lives of patients worldwide by being our customers’ partner of choice for innovative technologies.
For further details on our fiscal year 2024 consolidated financial results, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the Securities and Exchange Commission (“SEC”) on February 20, 2025. For more information on how our fiscal year 2024 business performance affected our NEOs’ compensation, please see our Compensation Discussion and Analysis beginning on page 18 of this proxy statement.
Executive Compensation Highlights
The Company’s compensation program is designed to provide a competitive compensation package that will attract, retain and motivate our executives to drive the Company’s success through high performance and innovation, to link our executives’ compensation to short- and long-term performance of the Company and to align our executives’ compensation with the interests of our stockholders. To do this, we:
•Provide our NEOs with a fixed level of cash compensation in the form of base salary that is consistent with their skill level, experience, knowledge, length of service with the Company and the level of responsibility and complexity of their position, and is generally targeted at the competitive market median of our peer group;
•Provide an annual short-term incentive program cash incentive award with the objective of providing a competitive level of performance-based annual compensation at the target achievement level, with the opportunity for incentive compensation above target if stretch performance is achieved, and with metrics that focus on key measures of success that the executive team is able to impact over an annual timeframe; and
•Provide a long-term incentive plan award that is the largest component of our NEOs' target direct total compensation and is designed to align management’s performance incentives and pay outcomes with the interests of our stockholders by linking executive pay to stockholder value creation as the award consists of a combination of performance stock units (“PSUs”) that use organic sales growth as the performance metric (one-third of the award) and relative total stockholder return versus our peer group as the performance metric (one-third of the award), and time-based restricted stock units (“RSUs”) that vest ratably over a three-year period (one-third of the award).
During 2024, the Compensation and Organization Committee (the “Compensation Committee”) continued its stockholder supported philosophies to ensure alignment to market-based best practices and policies.
The Compensation Committee took the following actions regarding our incentive programs for 2024:
•Reverted to a steeper curve in our short-term incentive program, consistent with a higher pay-for-performance philosophy similar to that used in years prior to the pandemic.
•Approved short-term incentive payouts based on achievement against targets established early in 2024, and did not use discretion to adjust payout.
•Granted a special stock-based incentive award to one of our NEOs to recognize his dual role during 2024 and in support of both long-term retention efforts and as an incentive to drive long-term stockholder growth.
2024 PROXY STATEMENT | 3

PROXY STATEMENT SUMMARY
Below are some highlights of our compensation program:

WHAT WE DO		WHAT WE DON’T DO
✓	Align our executive pay with performance, resulting in a substantial portion of executive pay being at-risk and tied to objective performance goals	✗	Provide automatic, annual increases in executive base salaries
✓	Long-term incentive award grants that are predominantly performance-based and measured over multi-year periods, and short-term incentive plan awards that are also based on rigorous performance objectives	✗	A high percentage of fixed compensation
✓	Hold an annual “say-on-pay” advisory vote	✗	Provide tax gross-ups for change in control benefits
✓	Set multiple challenging performance objectives for our executives	✗	Permit hedging or pledging of Company stock by directors, executive officers or associates
✓	Stock ownership guidelines for all executive officers and non-employee directors	✗	Excessive perquisites
✓	Caps on director equity awards and fees	✗	Repricing of stock options
✓	Use an independent compensation consultant engaged by the Compensation Committee	✗	Automatic single trigger equity acceleration on change in control where the acquiror agrees to assume the award
✓	Compensation Committee carefully considers annual equity usage and potential dilution in its compensation decisions	✗	Maintain evergreen provisions in long-term incentive plans
✓	Annual review and approval of our compensation strategy
✓	Compensation Committee reviews an annual risk assessment of our compensation program
✓	Require a double trigger for acceleration of severance payments or benefits upon a change in control
✓	Clawback/recoupment policy that permits recoupment of cash and equity awards under specified circumstances
Last year’s “say-on-pay” vote received the support of approximately 98% of votes cast by our stockholders (excluding abstentions and broker non-votes). Based on the voting results, we believe our overall executive compensation program is aligned with the interests of our stockholders.

4 | 2024 PROXY STATEMENT

PROXY STATEMENT SUMMARY
Corporate Governance Highlights
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board and management accountability, and leads to better business performance. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices going forward. More information about our corporate governance can be found beginning on page 48 of this proxy statement.
The following table summarizes certain highlights of our governance policies and practices:

✓	Unclassified board with annual election of all directors	✓	Engage in stockholder outreach
✓	9 out of 10 director nominees are independent	✓	Code of conduct applies to all directors, officers, associates and consultants
✓	Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee composed entirely of independent directors	✓	Annual say-on-pay vote
✓	Non-executive, independent chair of the board	✓	Stock ownership guidelines for all executive officers and non-employee directors
✓	Independent directors meet regularly without management present	✓	Strategic and risk oversight by full Board and committees
✓	No supermajority voting provisions	✓	Stockholders have right to act by written consent
✓	Director attendance at >75% of meetings in 2024	✓	No stockholder rights plan (i.e., no “poison pill”)
✓	100% Board attendance at 2024 annual meeting	✓	Anti-hedging and pledging policy
✓	Diverse Board in terms of gender, ethnicity and specific skills and qualifications	✓	CEO evaluation process
✓	Director resignation policy if any director receives a greater number of “withhold” votes than “for” votes	✓	Annual Board and committee evaluations
✓	Balance of new and experienced directors	✓	Annual review of committee charters
✓	Board oversight of strategy on corporate social responsibility and sustainability, entity risk management and cybersecurity
As described in greater detail under “Environmental, Social and Governance Matters” beginning on page 55 of this proxy statement, we understand the importance of environmental, social and governance (“ESG”) matters and their impact on our stakeholders and the communities in which we live and work. Through our ESG programs, we are committed to conducting business in a socially and environmentally responsible manner and aligning our ESG goals, programs and initiatives with our corporate strategy.
2024 PROXY STATEMENT | 5

PROXY STATEMENT SUMMARY
Our Director Nominees
You are being asked to vote on the director nominees listed below. The chart below summarizes some of the key characteristics of the members of our Board. Detailed information about each director nominee’s background can be found beginning on page 7 of this proxy statement. The Board determined that each of the director nominees, other than Mr. Dziedzic, is independent under the NYSE’s Corporate Governance Listing Standards. The information below regarding the director nominees to be elected at the Annual Meeting is as of April [ ], 2025.
As previously announced, William B. Summers, Jr., who has served as a director since 2001, is retiring at the conclusion of his term effective with the Annual Meeting.
Consistent with the Board’s commitment to good corporate governance and Board refreshment to ensure a balanced mix of tenure in its membership, five of the nine independent director nominees listed below have joined the Board since the beginning of 2016.

Name	Age	Director Since	Primary Occupation	Current Committee Membership	Independent
Sheila Antrum	66	2021	Senior Vice President and Chief Operating Officer at UCSF Health	Audit Compensation & Organization Technology Strategy	✓
Pamela G. Bailey	76	2002	Retired President and Chief Executive Officer, The Grocery Manufacturers Association	Board Chair Corporate Governance & Nominating Technology Strategy	✓
Cheryl C. Capps	63	2021	Retired Senior Vice President and Chief Supply Chain Officer of Corning Inc.	Compensation & Organization Technology Strategy	✓
Joseph W. Dziedzic	56	2013	President and Chief Executive Officer, Integer Holdings Corporation
James F. Hinrichs	57	2018	Founding Partner, Atmas Health and Executive Vice President and Chief Financial Officer of Vantive Health, LLC	Compensation & Organization Audit (Chair) Technology Strategy	✓
Jean Hobby	64	2015	Retired Partner, PricewaterhouseCoopers, LLP	Audit Corporate Governance & Nominating Technology Strategy	✓
Alvin (Tyrone) Jeffers	51	2021	Vice President, Global Manufacturing and Supply Chain of SPX FLOW, Inc.	Audit Corporate Governance & Nominating Technology Strategy	✓
M. Craig Maxwell	66	2015	Retired Vice President and Chief Technology and Innovation Officer for Parker Hannifin Corporation	Technology Strategy (Chair) Compensation & Organization	✓
Filippo Passerini	67	2015	Retired Group President and Chief Information Officer, Procter & Gamble Company	Audit Corporate Governance & Nominating Technology Strategy	✓
Donald J. Spence	71	2016	Retired President and Chief Executive Officer, Ebb Therapeutics	Audit Compensation & Organization (Chair) Technology Strategy	✓
6 | 2024 PROXY STATEMENT

COMPANY PROPOSALS
COMPANY PROPOSALS
PROPOSAL 1 – Election of Directors
Shares represented by properly executed proxies will be voted, unless authority is withheld, for the election as directors of the Company of the following 10 persons nominated by the Board, to hold office until the 2026 Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Each of the other nominees listed below was elected at the 2024 Annual Meeting of Stockholders.
Our Board is currently comprised of eleven members. William B. Summers, Jr. has decided to retire at the conclusion of his term effective with the Annual Meeting. Upon Mr. Summers’ retirement, the size of the Board will be immediately reduced to ten members.
If any nominee for any reason should become unavailable for election or if an additional vacancy should occur before the election (which is not expected), the shares of common stock, $0.001 par value per share (“common stock”), voted for such nominee and represented by the proxies will be voted for such other person, if any, as the Corporate Governance and Nominating Committee shall designate as a nominee. Information regarding the nominees standing for election as directors is set forth below:
Nominees for Director

Sheila Antrum

Ms. Antrum is Senior Vice President and Chief Operating Officer at UCSF Health, the health system and umbrella brand for the clinical enterprise of the University of California San Francisco. She has been with UCSF Health since 2007 and is responsible for ensuring that patient care service operations across the health system align with UCSF Health’s vision and strategic objectives. Ms. Antrum also oversees strategic implementation of finances, quality and safety across the adult inpatient UCSF Health enterprise. As Chief Operating Officer, nursing, clinical services, facilities, supply chain, major construction projects, pharmaceutical, women’s services and perioperative services report to her. Ms. Antrum also serves as President of Adult Services at UCSF Health and has served in that capacity since 2015. From 2007 to 2015 and again from 2019 to 2020, Ms. Antrum served as Chief Nursing and Patient Care Services Officer for UCSF Medical Center and UCSF Benioff Children’s Hospital San Francisco. She was Chief of Ambulatory Operations at University of California San Diego Medical Center from 2003 to 2007, and held various operations, administrative and clinical roles at hospitals in California, Connecticut, Maryland and Pennsylvania. Ms. Antrum is also a director of FIGS, Inc., and a member of its Audit Committee and its Nominating and Corporate Governance Committee.
Ms. Antrum's more than 40 years of experience delivering medical operations and oversight of clinical services across multiple facilities supports her continued service as a member of the Board.

Age: 66
Director Since: 2021
Integer Committee(s):
•Audit
•Compensation and Organization
•Technology Strategy
2024 PROXY STATEMENT | 7

COMPANY PROPOSALS

Pamela G. Bailey

Ms. Bailey served as President and Chief Executive Officer of The Grocery Manufacturers Association (“GMA”), a Washington, D.C. based trade association, from January 2009 until she retired in August 2018. From April 2005 until January 2009, she was President and Chief Executive Officer of the Personal Care Products Council. Ms. Bailey served as President and Chief Executive Officer of the Advanced Medical Technology Association (“AdvaMed”), the world’s largest association representing the medical technology industry, from June 1999 to April 2005. From 1970 to 1999, she served in the White House, the Department of Health and Human Services and other public and private organizations with responsibilities for health care public policy. Ms. Bailey formerly served as a director of American Stores, Inc., Albertsons, Inc., MedCath Corporation and Timilon Corporation, a privately-held corporation. From 2010 to 2014, Ms. Bailey was appointed by President Obama to serve on the Advisory Committee for Trade Policy and Negotiations, the principal trade advisory committee for the Office of the U.S. Trade Representative.
Ms. Bailey’s 40 years of health care public policy experience in both public and private sectors, including service in the White House, the Department of Health and Human Services, and as President and Chief Executive Officer of AdvaMed, gives her a unique perspective on a variety of health care policy and regulatory issues. With over 25 years of chief executive officer experience at GMA, the Personal Care Products Council, AdvaMed, and other Washington-based health care trade associations, Ms. Bailey brings to the Board demonstrated management ability at senior levels. This experience, together with her experience gained as a director of American Stores, Albertsons and MedCath, supports her continued service as a member of the Board.

Age: 76
Director Since: 2002
Board Chair
Integer Committee(s):
•Corporate Governance and Nominating
•Technology Strategy

Cheryl C. Capps

Ms. Capps retired on September 1, 2023 from her role as Senior Vice President and Chief Supply Chain Officer of Corning Inc., a leading innovator in materials science. Prior to her retirement, Ms. Capps was with Corning Inc. since 2011 and was responsible for developing capabilities within the global supply management function and across the corporation, in order to transform supply chain into a competitive advantage. Prior to joining Corning in 2011, Ms. Capps was Senior Vice President, Global Manufacturing and Supply Chain, for ConvaTec, the medical device division of Bristol-Myers Squibb. She had responsibility for global manufacturing, supply chain (sourcing, planning, logistics, distribution, customer service operations), and engineering (packaging, facilities, plant). Ms. Capps joined Bristol-Myers Squibb in 1997 at Zimmer, Inc. as Vice President of Sourcing and Packaging Engineering before moving to the pharmaceutical division where she held numerous leadership roles in sourcing and supply chain. Since Ms. Capps’ retirement from Corning, she has assumed executive advisory or Board roles with World 50, Elementum, ketteQ, Bristlecone and o9, each a private company in the supply chain software and services industry.
Ms. Capps’ more than 35 years of diverse leadership experience in manufacturing, supply chain, research and development, quality, strategy, business management and ESG matters, supports her continued service as a member of the Board.

Age: 63
Director Since: 2021
Integer Committee(s):
•Compensation and Organization
•Technology Strategy
8 | 2024 PROXY STATEMENT

COMPANY PROPOSALS

Joseph W. Dziedzic

Mr. Dziedzic has served as President and Chief Executive Officer of the Company since March 2017. Prior to being appointed as the President and Chief Executive Officer of the Company, Mr. Dziedzic served as Chair of the Audit Committee and a member of the Compensation and Organization Committee. From 2009 to 2016, Mr. Dziedzic was the Executive Vice President and Chief Financial Officer of The Brink’s Company, a global leader in security-related services for banks, retailers and a variety of other commercial and governmental customers. Prior to joining The Brink’s Company in 2009, he had a 20-year career with General Electric, including leadership roles in six different businesses, including General Electric Medical Systems.
Mr. Dziedzic has 35 years of experience in global operations and financial matters. The depth and breadth of Mr. Dziedzic’s global operating and financial experience and his role as the Company’s President and Chief Executive Officer support his continued service as a member of the Board.

Age: 56
Director Since: 2013

James F. Hinrichs

Mr. Hinrichs is a Founding Partner of Atmas Health, which seeks to acquire healthcare assets in cooperation with Carlyle (Nasdaq: CG) and, since 2024, has served as Executive Vice President and Chief Financial Officer of Vantive Health, LLC, a healthcare company focused on vital organ therapies. He served as Chief Financial Officer of Cibus Ltd., a gene-editing company focused on applications in agriculture from May 2018 until July 2019. From April 2015 until its sale to Abbott Labs in October 2017, he served as Executive Vice President and Chief Financial Officer of Alere, Inc. From December 2010 through March 2015, Mr. Hinrichs served as Chief Financial Officer of CareFusion Corporation prior to its sale to Becton Dickinson. He previously served as CareFusion’s Senior Vice President, Global Customer Support, and as its Senior Vice President, Controller. Prior to joining CareFusion upon its spin-off from Cardinal Health, Inc., Mr. Hinrichs worked for five years at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following more than a decade of finance and marketing roles at Merck & Co. In addition, Mr. Hinrichs serves as a director of Signifier Medical, a privately-held company, and previously served as a director of Acutus Medical, Inc. until August 2022, Orthofix Medical Inc. until June 2024 and Outset Medical, Inc. until August 2024.
Mr. Hinrichs has over 25 years of experience in financial and accounting matters at companies in the medical device and pharmaceutical industries. The depth and breadth of his financial experience support his continued service as a member of the Board.

Age: 57
Director Since: 2018
Integer Committee(s):
•Audit (Chair)
•Compensation and Organization
•Technology Strategy

2024 PROXY STATEMENT | 9

COMPANY PROPOSALS

Jean Hobby

Ms. Hobby served as a global strategy partner at PricewaterhouseCoopers, LLP from 2013 until she retired in June 2015 following a 33-year career at that firm. Prior to 2013, Ms. Hobby served as PricewaterhouseCoopers’ Technology, Media and Telecom Sector Leader from 2008 to 2013, and as its Chief Financial Officer from 2005 to 2008. She joined PricewaterhouseCoopers in 1983 and became a partner in 1994. Ms. Hobby is also a director of Texas Instruments Incorporated and serves on its Audit Committee, and a director of Hewlett Packard Enterprise Company and serves on its Audit Committee. She is a former director of CA, Inc.
The depth and breadth of Ms. Hobby’s 33 years of experience in global operations and financial and accounting matters support her continued service as a member of the Board.

Age: 64
Director Since: 2015
Integer Committee(s):
•Audit
•Corporate Governance and Nominating
•Technology Strategy

Alvin (Tyrone) Jeffers

Mr. Jeffers serves as Vice President, Global Manufacturing and Supply Chain of SPX FLOW, Inc., a Charlotte, N.C. based company that innovates with customers to help feed and enhance the world by designing, delivering and servicing high value process solutions at the heart of growing and sustaining diverse communities. He has been with SPX Flow since April 2018 and is responsible for the company’s global manufacturing sites, leading an enterprise-wide team in improving operational effectiveness, increasing productivity, delivering on customer commitments and enhancing safety. From 2016 to 2018, Mr. Jeffers served as the Vice President of Infrastructure and Supply Chain Integration for the Baker Hughes and GE merger, responsible for driving cost efficiency and rationalization to deliver over $1 billion in cost synergies. From 1996 until 2016, Mr. Jeffers was with GE, beginning as a manufacturing training program member and spending more than 22 years running factories and supply chains within GE Industrial and GE Oil & Gas. His career includes two years of living in Shanghai, China. One of his career highlights was serving as a global operating leader for GE’s African American Forum. Mr. Jeffers serves as the Chairman of the Engineering Advisory Board at North Carolina Agricultural & Technical State University’s College of Engineering where he partners the university with industry to drive innovation and growth.
His more than 25 years of manufacturing and supply chain experience, together with his experience helping organizations navigate cultural change, supports his continued service as a member of the Board.

Age: 51
Director Since: 2021
Integer Committee(s):
•Audit
•Corporate Governance and Nominating
•Technology Strategy
10 | 2024 PROXY STATEMENT

COMPANY PROPOSALS

M. Craig Maxwell

Mr. Maxwell was the Vice President and Chief Technology and Innovation Officer for Parker Hannifin Corporation, a Fortune 250 company located in Cleveland, Ohio that is one of the global leaders in motion and control technologies and systems, providing precision-engineered solutions for a variety of mobile, industrial, medical and aerospace markets. Mr. Maxwell was with Parker Hannifin from 1996 until his retirement in 2020, and his responsibilities included leading the company in new and emerging markets and implementing Parker Hannifin’s new product development process. Additionally, Mr. Maxwell was responsible for Parker Hannifin’s technology incubator designed to facilitate cross group opportunities that leveraged the company’s portfolio of products and technology to develop emerging opportunities.
As Vice President and Chief Technology and Innovation Officer for Parker Hannifin, Mr. Maxwell led that company’s innovation research that commercializes new technologies. Through this service, he gained management experience at senior levels as well as manufacturing experience. These attributes provide the Company valuable insight into developing new technologies to support future growth and support Mr. Maxwell’s continued service on the Board.

Age: 66
Director Since: 2015
Integer Committee(s):
•Compensation and Organization
•Technology Strategy (Chair)

Filippo Passerini

Mr. Passerini served as Procter & Gamble’s Group President, Global Business Services and Chief Information Officer, positions he held from 2004 and 2005, respectively, until his retirement following a 33-year career in business and digital technology. He joined Procter & Gamble in 1981 and held executive positions in Italy, Turkey, United Kingdom, Greece, Latin America and the United States. In these roles, he led Procter & Gamble’s global operations and oversaw technology and business services operations in over 70 countries. Mr. Passerini also led the integration of Procter & Gamble’s IT and Business Services groups. Mr. Passerini is now an advisor to Fortune 500 companies, an educator, and an author. Mr. Passerini is a former director of ABM Industries Incorporated and United Rentals, Inc.
Mr. Passerini brings to the Company over three decades of global experience in digital technology, general management and operations roles. He is globally recognized as a digital technology and shared services thought leader, known for creating new, progressive business models and driving innovation. Mr. Passerini’s extensive background and experience supports his continued service as a member of the Board.

Age: 67
Director Since: 2015
Integer Committee(s):
•Audit
•Corporate Governance and Nominating
•Technology Strategy
2024 PROXY STATEMENT | 11

COMPANY PROPOSALS

Donald J. Spence

Donald J. Spence retired in August 2019 as President and Chief Executive Officer of Ebb Therapeutics, a company in the business of developing and marketing medical products for the treatment of insomnia, a position he held since March 2017. He had been Chairman and Chief Executive Officer of Lake Region Medical from 2010 until its acquisition by the Company in October of 2015. From 2005 to 2008, Mr. Spence served as President of the Sleep and Home Respiratory Group for Philips Respironics, and from 2008 to 2010 as Chief Executive Officer of Philips Home Healthcare Solutions. Prior to that, he spent eight years with GKN Sinter Metals, as Senior Vice President for Global Sales and Marketing from 1998 to 2001 and as President from 2001 to 2005. Prior to 1998, Mr. Spence served in a number of roles at BOC Group, plc over a 15-year career, including President, Ohmeda Medical Systems from 1997 to 1998. In addition, Mr. Spence serves as a director of Linguaflex, Inc., a privately-held medtech company. Mr. Spence previously served as a director of Eargo, Inc. until February 2024 and a director of Vapotherm, Inc. until September 2024.
Having served in the role of Chairman and Chief Executive Officer of Lake Region Medical and in senior management roles with other companies, Mr. Spence has significant management experience and business understanding of a medical technology and device company.  Mr. Spence’s background and expertise in the medical device industry support his continued service as a member of the Board.

Age: 71
Director Since: 2016
Integer Committee(s):
•Audit
•Compensation and Organization (Chair)
•Technology Strategy
The table below shows some of the relevant qualification, experience and demographics of our director nominees identified by the Corporate Governance and Nominating Committee.

	Antrum	Bailey	Capps	Dziedzic	Hinrichs	Hobby	Jeffers	Maxwell	Passerini	Spence
Qualifications and Experience
Health Care Industry Knowledge	●	●	●	●	●			●	●	●
Executive Leadership	●	●	●	●	●	●	●	●	●	●
Finance and Accounting		●	●	●	●	●	●	●	●	●
Strategic Planning	●	●	●	●	●	●	●	●	●	●
Technology, Innovation and Product Development Leadership	●		●	●		●		●	●	●
International/Global Business		●	●	●	●	●	●	●	●	●
Public Company Governance		●		●	●	●		●	●	●
Manufacturing and Operations	●		●	●			●	●	●	●
Risk Management	●	●	●	●	●	●		●	●	●
Government/Regulatory Policy	●	●				●		●
Information Technologies					●			●	●
Human Capital Management	●	●		●	●		●	●	●	●
Health, Safety and Environment	●	●	●				●	●	●	●
Regulatory and Compliance		●	●	●				●	●
Cybersecurity					●				●

Additional Qualifications and Information
Audit Committee Financial Expert					●	●				●
# of Other Public Company Boards (Current│Past)	1│0	0│3	0│0	0│0	0│3	2│1	0│0	0│0	0│2	0│2
12 | 2024 PROXY STATEMENT

COMPANY PROPOSALS
Board Composition
In the process of identifying nominees to serve as members of the Board, the Corporate Governance and Nominating Committee strives to ensure that an appropriate balance of specialization, skillsets, experiences and independence is reflected in the composition and structure of the Board. All of our directors are committed to the Company’s long-term success and creating value for stockholders. The information provided in the charts below is with respect to the director nominees to be elected at the Annual Meeting.

Independent Director Tenure (Average 8.9 years)	Director Age	Independence

Gender Diversity*	Racial Diversity*
* Characteristics based on information self-identified by each director nominee to the Company.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR
2024 PROXY STATEMENT | 13

COMPANY PROPOSALS
PROPOSAL 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm
Deloitte & Touche LLP (“Deloitte & Touche”) has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2025. Deloitte & Touche has served as the Company’s auditor since 1985. Although stockholder approval is not required, the Company has determined that it is desirable to request that the stockholders ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2025. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment and make such a determination as it believes to be in the Company’s best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s best interests. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.
The following table sets forth the aggregate fees billed by Deloitte & Touche for services provided to the Company during fiscal years 2024 and 2023:

	2024	2023
Audit Fees(1)	$2,602,663	$2,378,240
Audit-Related Fees(2)	54,340	44,300
Total Audit and Audit-Related Fees	2,657,003	2,422,540
Tax Fees(3)	241,014	181,861
Total Fees	$2,898,017	$2,604,401
(1)Audit fees include amounts billed by Deloitte & Touche for services rendered for the audit of the Company’s annual consolidated financial statements, the review of the Company’s quarterly condensed consolidated financial statements, and statutory and subsidiary audits.
(2)Audit-related fees billed by Deloitte & Touche for the audit of the Integer Holdings Corporation 401(k) Retirement Plan (the “Company 401(k) Plan”). In 2024 and 2023, the audit-related fees also included fees related to agreed-upon procedures.
(3)Represents fees billed by Deloitte & Touche for tax compliance, planning and consulting services.
Audit Committee Pre-Approval Policy on Audit and Non-Audit Services. As described in the Audit Committee charter, the Audit Committee must review and pre-approve both audit and non-audit services to be provided by the Company’s independent registered public accounting firm (other than with respect to de minimis exceptions permitted by SEC rules). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. None of the services described above were performed by Deloitte & Touche under the de minimis exception rule.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025

14 | 2024 PROXY STATEMENT

COMPANY PROPOSALS
PROPOSAL 3 – Advisory Vote on Compensation of the Named Executive Officers
As required pursuant to Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”), the Company seeks your advisory vote on a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. Our NEOs for 2024 are our Chief Executive Officer, our Chief Financial Officer, and our three next highest paid executive officers. Although your vote is advisory and will not be binding on the Board or the Company, the Board reviews the voting results and takes these results into consideration when making future decisions regarding executive compensation. The next advisory vote on the compensation of our NEOs will be held at the 2026 Annual Meeting of Stockholders.
The Company’s executive compensation programs have played an important role in our ability to drive financial results and attract and retain a highly experienced, successful management team. We believe that our executive compensation programs are structured to support the Company’s business objectives. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to ensure that our compensation programs are within the norm of a range of market practices. As discussed below under “Compensation Discussion and Analysis,” the Company’s compensation for its NEOs includes the following elements:
•Long-term equity compensation with performance-based vesting for two-thirds of the LTI award that was granted to NEOs in 2024. The most significant elements of the NEOs’ equity compensation opportunity for 2024 were performance-based awards under the LTI Program for which vesting depends on the Company’s (i) organic sales growth over a three-year period ending in 2026 and (ii) total stockholder return relative to its peer group over a three-year period ending in 2027.
•Total cash compensation tied to performance. A significant portion of the cash compensation opportunity for the NEOs is based on the Company’s performance. As such, the cash compensation for the NEOs has fluctuated from year to year, reflecting the Company’s financial results.
The text of the resolution in respect of Proposal 3 is as follows:
“Resolved, that the stockholders approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
2024 PROXY STATEMENT | 15

COMPANY PROPOSALS
PROPOSAL 4 – Approval of an Amendment to the Company's Restated Certificate of Incorporation (Officer Exculpation)
Introduction
The Board has unanimously adopted a resolution to amend our Restated Certificate of Incorporation, subject to stockholder approval, to provide for the elimination of monetary liability of certain officers of the Company in certain circumstances as permitted by Delaware law.
If our stockholders approve this Proposal 4 at the Annual Meeting, the Company will amend Paragraph Fifth of our Restated Certificate of Incorporation, as set forth in Appendix B to this proxy statement (the “Charter Amendment”). The description in this Proposal 4 should be read in conjunction with the full text of the Charter Amendment, which is marked to show the proposed modifications. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Board may elect to abandon the Charter Amendment without further action by stockholders at any time prior to the effectiveness of the filing of the Charter Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Charter Amendment.
If our stockholders do not approve the Charter Amendment, then the Company’s current exculpation provisions relating to directors will remain in place, and the Charter Amendment will not be filed with the Secretary of State of the State of Delaware.
Purpose and Possible Effects of the Proposed Charter Amendment
Paragraph Fifth of our Restated Certificate of Incorporation currently provides for the Company to eliminate the monetary liability of directors for breaches of fiduciary duties as a director, pursuant to and consistent with Section 102(b)(7) of the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a Delaware corporation’s certificate of incorporation to include a provision eliminating monetary liability for certain officers in certain circumstances, similar to, but more limited than, the protection already afforded to directors under our Restated Certificate of Incorporation (the “Section 102(b)(7) Amendment”). In line with this update, the Board desires to amend our Restated Certificate of Incorporation to maintain provisions consistent with the governing statutes contained in the DGCL. Prior to the Section 102(b)(7) Amendment, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages in certain circumstances, but such protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims, which would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. The Section 102(b)(7) Amendment was adopted to address inconsistent treatment between officers and directors as well as rising litigation and insurance costs for public companies.
The proposed Charter Amendment would eliminate personal liability for certain of our officers only in those limited circumstances permitted by Delaware law. Pursuant to Section 102(b)(7) of the DGCL, officers would be protected from personal liability only for monetary damages for direct claims for breach of the duty of care. The proposed Charter Amendment would not exculpate any officers from liability for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit, nor would the proposed Charter Amendment exculpate such officers from liability for claims brought by the Company itself or in the right or name of the Company, such as derivative claims. If the proposed Charter Amendment is adopted, certain specified Company officers, which would include the roles held by our NEOs, would be subject to this provision.
In addition, the Charter Amendment also clarifies that if, at any time following the effectiveness of the Charter Amendment, the DGCL is amended to authorize any further elimination of the personal liability of the Company’s directors or officers, then such liability shall be automatically eliminated to the fullest extent permitted by the DGCL, as so amended, with respect to the Company’s directors and officers.
The proposed Charter Amendment is not being proposed in response to any specific resignation, threat of resignation, or refusal to serve by any officer or as a result of any pending litigation. If the Charter Amendment is approved, it will not eliminate or limit the liability of an officer for any act or omission occurring prior to the date on which it becomes effective.
Reasons for the Charter Amendment
The Charter Amendment is a result of the Board’s ongoing review of corporate governance best practices and recent changes in Delaware law. In developing the Charter Amendment, the Board (including all members of the Corporate Governance and Nominating Committee) carefully considered the implications of amending our Restated Certificate of Incorporation to provide exculpation from certain liability for certain of our officers as permitted by Delaware law.
16 | 2024 PROXY STATEMENT

COMPANY PROPOSALS
Our Board believes that the proposed Charter Amendment (i) is necessary to provide protection for officers, to the fullest extent permitted by law, to attract and retain experienced and qualified officers, (ii) would potentially reduce the Company’s insurance premium costs, and (iii) would potentially reduce litigation costs associated with frivolous lawsuits. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability with the benefit of hindsight, especially in the current litigious environment and regardless of merit. The Company believes that adopting the proposed Charter Amendment would better position the Company to attract top officer candidates, retain our current officers, and enable our officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability.
As claims against Company officers involving breaches of the duty of loyalty, acts taken in bad faith, intentional misconduct, knowing violations of the law and/or the receipt of improper personal benefits would still be permitted if the Charter Amendment is adopted and approved, the Board believes that the Charter Amendment strikes an appropriate balance between the Company’s goals of, on the one hand, promoting management’s accountability to stockholders, and, on the other, attracting and retaining qualified officers.
For these reasons, the Board believes that the proposed Charter Amendment is fair and in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCLUDE AN OFFICER EXCULPATION PROVISION
2024 PROXY STATEMENT | 17

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction. This Compensation Discussion and Analysis (“CD&A”) describes the compensation of our Chief Executive Officer (“CEO”) and together with our other Named Executive Officers (“NEOs”) during 2024. Our NEOs for 2024 were:
•Joseph W. Dziedzic, President and Chief Executive Officer
•Diron Smith, Executive Vice President and Chief Financial Officer
•John Harris, Executive Vice President, Global Operations and Manufacturing Strategy
•Payman Khales, President, Cardio & Vascular
•Jim Stephens, President, Cardiac Rhythm Management & Neuromodulation
2024 Performance. In 2024, we delivered 10% revenue growth to $1.717 billion, driven by our Medical product lines with strong demand, new product ramps, growth from emerging customers with PMA (premarket approval) products and supply chain improvements. We continued to execute both our product line and operational strategies to position us to deliver on our financial objectives of above market growth, profit growth twice as fast as sales and maintaining our debt leverage between 2.5 and 3.5 times adjusted EBITDA.
We completed the acquisition of Pulse Technologies in January 2024 and, in January 2025, completed the acquisition of Precision Coating, our seventh acquisition in seven years. Each of these acquisitions support our growth strategies by increasing Integer’s end-to-end development capabilities and manufacturing footprint in our cardiovascular, structural heart, electrophysiology, cardiac rhythm management and neuromodulation markets. In October 2024, we completed the sale of our wholly-owned subsidiary Electrochem, making Integer a pure-play medical technology company.
Performance under the 2024 Short-Term Incentive and Long-Term Incentive Programs. Our 2024 Short- and Long-Term Incentive (“STI” and “LTI”, respectively) programs are market-competitive, performance-based incentive programs, designed to focus our NEOs on key measures of success over multiple time frames, and to align decision making with the interests of stockholders for long-term and sustained growth.
The 2024 STI program was primarily based on our STI Adjusted Operating Income (“STI AOI”) which was $287.1 million, or 104.4% of the target performance goal, resulting in an STI AOI “payout factor” of 133.35%. STI bonus payouts for our NEOs were based on STI AOI, a series of strategic objectives (the “ELT Team Goal”), as well as functional and product category performance as appropriate for the respective NEOs. Final payouts to our NEOs under the 2024 STI program ranged from 115% to 134% of target.
The 2024 LTI program for our NEOs was comprised of equity-based awards that vest over three-years, consisting of time-based restricted stock units (“RSUs”) and two separate awards of performance stock units (“PSUs”) that vest based on (i) our year-over-year organic revenue, also referred to as organic sales growth, and (ii) our relative total stockholder return (“rTSR”) as compared to our peer group. The PSUs granted under the 2023 and 2024 LTI programs have three-year performance periods and remain subject to future performance. The PSU awards granted under the 2022 LTI program were based on organic sales growth and rTSR and had performance periods ending in December 2024 and January 2025, respectively. For purposes of the 2022 PSUs, our rTSR ranked at the 80th percentile and final organic sales growth exceeded the maximum performance goal, resulting in a payout at 200% of target for each type of award. The 2022 PSU awards and final results are further described below under the heading “Vesting of 2022 Performance Stock Units.”
During 2024, the Compensation Committee made a special stock-based incentive award described below under the heading “Long-Term Incentive Plan” to Mr. Harris, in recognition of his continued leadership and dual roles during the transition period from supporting Cardio & Vascular category operations to his global role supporting operations and manufacturing.
18 | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Components of the 2024 Executive Compensation Program. The principal components of our executive compensation program for 2024 are summarized below and detailed later in this CD&A.

Compensation Element	Objective	Vehicles	Key Metrics
Base Salary	To provide market competitive pay to attract and retain executives.	Fixed cash
Short-Term Incentive	To motivate and reward achievement of short-term financial and strategic objectives.	Variable cash	For all NEOs, includes STI AOI and company-wide strategic objectives; for function leaders includes function performance; and for product category leaders includes product category performance metrics
Long-Term Incentive	To motivate and reward achievement of long-term performance consistent with stockholder interests and enhance retention of executives.	PSUs and RSUs	For PSUs, organic sales growth and rTSR versus peers
Corporate Governance Best Practices. Below is a summary of our executive compensation best practices. We believe these practices support our compensation philosophy and are in the best interests of the Company and our stockholders.

WHAT WE DO		WHAT WE DON’T DO
✓	Align NEOs to our pay-for-performance philosophy	✗	Provide automatic, annual increases in executive base salaries
✓	Substantial portion of NEO pay is performance-based	✗	Provide tax gross-ups for change in control benefits
✓	Use independent performance metrics in LTI	✗	Stock-option award repricing
✓	Consider equity usage and stockholder dilution	✗	Automatic single trigger equity acceleration on change in control where the acquiror agrees to assume the award
✓	Double trigger severance agreements	✗	Permit hedging and pledging of Company stock
✓	Maintain a Clawback / Recoupment Policy	✗	Reload exercised stock option grants
✓	Stock ownership guidelines for executives and directors	✗	Maintain evergreen provisions in long-term incentive plans
✓	Engage in stockholder outreach	✗	Excessive perquisites
✓	Annual assessment of compensation-related risks	✗	Grant stock options with an exercise price less than fair value at grant
✓	Hold an annual say-on-pay advisory vote
✓	Use an independent Compensation Committee consultant
✓	Cap shares vesting under PSUs and cap annual cash incentive under STI program
✓	Annually review our compensation strategy
✓	CEO compensation approved by independent Board members
2024 PROXY STATEMENT | 19

COMPENSATION DISCUSSION AND ANALYSIS
Say-on-Pay. At our 2024 Annual Meeting of Stockholders, our stockholders had the opportunity to make an advisory vote on our NEO compensation. The result of this advisory “say-on-pay” vote was overwhelmingly supportive, with 98% of votes cast (excluding abstentions and broker non-votes) voting in favor of our 2023 NEO compensation program. Based on the voting results, we believe our overall executive compensation program is aligned with the interests of our stockholders. The Compensation Committee will consider the results of this year’s say‑on‑pay proposal, as well as feedback from our stockholders, when making future executive compensation decisions.
Compensation Philosophy
Our compensation philosophy is to provide a competitive compensation package that will attract, retain and motivate our executives to drive the Company’s success through high performance and innovation, to link our executives’ compensation to short- and long-term performance of the Company and to align our executives’ compensation with the interests of our stockholders. The compensation programs for our NEOs are designed to be consistent with our compensation philosophy.
Our executive compensation programs include:
•Base salary
•Annual performance-based incentives under our STI program
•Long-term equity incentives, including RSUs and PSUs
•Limited executive perquisites
•Health and welfare benefits
•Retirement savings plans
•Change in control agreements and severance benefits
Total target compensation opportunities are set within the competitive ranges provided by our peers (as discussed below under “Competitive Market Review”) and industry surveys for comparable positions. However, due to the performance-based nature of our program, our executives can realize more, or less, than these target amounts commensurate with the Company’s performance against pre-established short- and long-term goals, individual performance, and additional Compensation Committee considerations. The Compensation Committee believes that this design allows us to attract and retain skilled executives to execute our strategic plans, both in the short- and long-term, while properly aligning the interest of our executive officers with our stockholders. The executive compensation program allows the Compensation Committee to respond to the evolving business environment, address individual performance and consider internal and external pay equity.
Compensation Committee Practices and Procedures
The Compensation Committee has direct responsibility for the Company’s compensation practices with appropriate approval and general oversight from the Board. This responsibility includes the determination of compensation levels and awards provided to the Company’s executive leadership team who report to the CEO, which includes all NEOs other than the CEO. The independent members of the Board maintain responsibility for determining the compensation levels and awards provided to the CEO after the Compensation Committee evaluates and reports to the Board on the CEO’s performance results. The Compensation Committee directly engages an independent compensation consulting firm to review the Company’s executive compensation programs and provide guidance on compensation matters and recommendations made by management. In 2024, Frederic W. Cook & Co., Inc. (“FW Cook”) advised the Compensation Committee on the Company’s executive compensation programs and representatives of FW Cook were present for all Compensation Committee meetings except one, and during select instances when the Compensation Committee met in executive session.
The Compensation Committee conducts an annual review of the consulting firm’s independence, including a review of factors outlined by the applicable SEC and NYSE rules. Following the annual review, the Compensation Committee concluded for purposes of 2024 that FW Cook’s work for the Compensation Committee did not raise a conflict of interest.
In 2024, the Compensation Committee evaluated a comprehensive report and analysis by FW Cook regarding executive compensation. For CEO compensation, the Compensation Committee reported its conclusions to the independent members of the Board, who then approved no change to base salary, target bonus percentage and annual LTI awards for Mr. Dziedzic, our President and CEO, for 2024, after taking into consideration his compensation compared to the Company’s peers. Similarly, in February 2025, the independent members of the Board reviewed and approved Mr. Dziedzic’s STI award payout for 2024. For the other NEOs, the Compensation Committee considered the input and recommendations from Mr. Dziedzic regarding performance, base salary adjustments and annual STI and LTI award amounts for each such NEO.
20 | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Competitive Market Review
The Compensation Committee compares Company performance and compensation programs against a peer group of companies. Prior to setting compensation for 2024, the Compensation Committee reviewed the make-up of the peer group at that time and made no changes to the group in preparation for determining 2024 compensation. In selecting the peer group, the Compensation Committee applied the following screening criteria and rationale:
•Public company - ensures availability of market data
•Headquartered in the United States - ensures labor market overlap
•Medical equipment and supplies industry focus (or similarly sized entities who have electronic manufacturing operations) - considers impact of industry practices on compensation amount and design
•Revenue proximity - revenue is a proxy for business complexity and is correlated to compensation
•Market cap - secondary size characteristic and one of the constraints on the aggregate equity award value
The companies included in the peer group for the evaluation of 2024 executive compensation are as follows:

Avanos Medical, Inc.	ICU Medical, Inc.	NuVasive, Inc.
Benchmark Electronics, Inc.	Integra LifeSciences Holdings Corporation	Orthofix Medical Inc.
Bruker Corporation	Masimo Corporation	OSI Systems, Inc.
CONMED Corporation	Merit Medical Systems, Inc.	Plexus Corp.
Envista Holdings Corporation	Methode Electronics, Inc.	Teleflex Incorporated
Globus Medical, Inc.	Nordson Corporation	Varex Imaging Corporation
Haemonetics Corporation
As noted in our prior year proxy statement, NuVasive, Inc., remained in the peer benchmarking for determining 2024 compensation levels despite its acquisition in September 2023 and despite its removal from the peer group for subsequent years. During 2024, the Compensation Committee reviewed the make-up of the peer group in light of recent corporate transactions among the collective group and added Enovis Corporation and LivaNova PLC to the make-up of the peer group for 2025 compensation decisions and going forward.
2024 PROXY STATEMENT | 21

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Pay Mix
The overall mix of base salary, STI and LTI opportunities as a percent of total target direct compensation for our CEO and the average for our other NEOs are illustrated below. The value of the STI is based on target performance. The value of the LTI is based on the target grant date fair value of the regular annual long-term incentives, excluding any special awards. In 2024, a special recognition and retention award was made to Mr. Harris and is described below in the section titled “Long-Term Incentive Plan.” All other compensation has been excluded in determining these percentages.
For our CEO, 85% of target direct compensation is variable based on performance (an average of 72% for our other NEOs as a group), including financial goals, strategic objectives and stock price:
CEO and Other NEOs’ Target Pay Mix
Base Salary
We provide our NEOs with a fixed level of cash compensation in the form of base salary to provide market competitive pay to attract and retain executives. Base salary is consistent with each NEO’s skill level, experience, knowledge, length of service with our Company and the level of responsibility and complexity of their position. The Compensation Committee does not use a specific formula when setting base salary for our NEOs, but our general practice is to target the competitive market median of our peer group. In addition to the factors listed above, individual base salaries may differ from the median of our peer group with consideration for various other factors including specific responsibilities, relative depth of experience, prior individual performance and expected future contributions, internal pay equity considerations within our Company and the degree of difficulty in replacing the individual.
The base salaries of our NEOs are reviewed by the Compensation Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility. After consideration by the Compensation Committee (and the independent members of the Board in the case of Mr. Dziedzic), the base salaries for Messrs. Dziedzic, Smith and Khales were not increased during 2024 as their then-current base salaries were appropriately positioned in relation to the peer group data or, in the case of Mr. Smith, an increase in his base salary occurred upon his promotion to Chief Financial Officer in October 2023. The base salary for Mr. Harris was determined in connection with his promotion to Executive Vice President in January 2024 and the base salary for Mr. Stephens was increased in March 2024 commensurate with market movement. The pay increases received by Messrs. Harris and Stephens were made to align base salaries with the desired competitive market position and the Compensation Committee’s assessment of the factors described above.

22 | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
The annualized base salary for 2024 and 2023 for each of our NEOs was as follows:

NEO	2024	2023
Joseph W. Dziedzic	$1,235,000	$1,235,000
Diron Smith	440,000	440,000
John Harris(1)	426,728	347,290
Payman Khales	550,000	550,000
Jim Stephens	465,000	450,000
(1)Mr Harris’ base salary is paid in Euros, which is converted to U.S. Dollars in the table above using the exchange rate in effect at December 31, 2024 of €1.00 to $1.0408 for 2024 and 2023. Mr. Harris' annual base salary increased from €333,676 in 2023 to €410,000, effective January 19, 2024.
Short-Term Performance-Based Incentives
The objective of our annual STI program is to provide a competitive level of performance-based annual compensation at the target achievement level, with the opportunity for upside based on outperformance. The primary funding of STI is based on achievement of STI AOI goals. The target for100% funding is deemed to be a “realistic” but challenging goal, and any amount greater than the target is considered a “stretch” goal. Accordingly, performance achievement at target would result in 100% payout of the target STI bonus amount, whereas better performance would result in a higher than target payout, up to 200%, and lower performance would result in a lower than target payout, and no payout if performance fails to reach at least a threshold level. For 2024, the Compensation Committee established a range of achievements and payouts that replaced the wider-than-typical range of achievement to payout ratios having a flatter curve as had been previously in place for the 2021 through 2023 STI program years. Now that the effects of the global pandemic are mostly behind us, the Compensation Committee desired to revert to a steeper curve consistent with a higher pay-for-performance philosophy similar to that used in years prior to the global pandemic. The threshold and maximum payouts under the 2024 STI plan for STI AOI can be summarized as follows:

2024 STI AOI Performance % of Target	Payout % of Target
85% *	25%
90%	50%
100%	100%
113%	200%
* No payout for performance below the threshold level of 85% performance.
The STI program is based on key measures of success that the executive team strives to achieve over an annual timeframe. The metrics are intended to provide a balanced view of executive performance on the following dimensions:
•Company-wide financial results (STI AOI), and achievement against various Company-wide strategic initiatives (ELT Team Goal);
•Financial results of the product category for Product Category Presidents (“Product Category Performance”), composed of product category operating profit (31.25% weight), Quality Customer Lot Acceptance ("Quality CLA") Rate (18.75% weight), inventory days-on-hand (12.5% weight) and on-time delivery measured in terms of delivery-to-promise (12.5% weight), plus strategic objectives identified for each category (25% weight); and
•Function performance rating (“Function Performance Rating”) for leaders of key functions, which focuses on delivering against the leader’s objectives and strategic imperatives and contributions in advancing the Company’s strategy.
STI AOI (as defined below) is the key STI metric:
•Integer must achieve the threshold STI AOI metric for any STI payments to be made; and
•STI AOI is used as a payout multiplier for all other metrics.
2024 PROXY STATEMENT | 23

COMPENSATION DISCUSSION AND ANALYSIS
Actual achievement for the 2024 STI AOI was $287.1 million, compared to a target goal of $275.1 million, resulting in a payout factor of 133.35% of target.
The goals and results of the STI AOI component under the 2024 STI program were as follows:

	STI AOI (in millions)	2024 Performance versus Target	Payout Percentage
Performance Level	$233.9	85% (Threshold)	25%
	$247.6	90%	50%
	$275.1	100% (Target)	100%
	$310.9	113% (Maximum)	200%

Results	$287.1	104.4%	133.35%
STI AOI for purposes of the 2024 STI performance metric consists of consolidated operating income prepared in accordance with generally accepted accounting principles (“GAAP”), for the fiscal year ended December 31, 2024, adjusted for the following: to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain legal expenses, and (vii) unusual or infrequently occurring items. During the fourth quarter of 2024, the Company completed a divestiture of its Electrochem business and, therefore, excluded the fourth quarter’s budgeted and actual AOI for Electrochem from its 2024 STI AOI target and results. For clarity, the 2024 AOI target and results include the budgeted and actual AOI for Electrochem during the first three quarters of 2024. The Compensation Committee approved the categories for adjustments at the beginning of the performance period and reviews and approves the actual performance as approved by our Audit Committee and published in our quarterly earnings press releases.
The Compensation Committee assessed management’s performance against the 2024 ELT Team Goal, where the strategic objectives consisted of:
•Product line strategy objectives spread across our three product categories: Cardio and Vascular, Cardiac Rhythm Management and Neuromodulation and Electrochem (prior to its divestiture in October 2024);
•Customer focused objectives including sales force excellence and market focused innovation goals;
•Cost focused objectives including manufacturing excellence and business process excellence goals; and
•Culture focused objectives including leadership capability and performance excellence goals.
After assessing management’s performance against each of the strategic objectives, the Compensation Committee assigned a rating of 100% for the ELT Team Goal.
Product Category Presidents (applicable to Messrs. Khales and Stephens), and Mr. Harris are assigned a weighting of 80% of target STI on their Product Category Performance and 20% of target STI on the ELT Team Goal, which the Compensation Committee believes reflects their respective abilities to influence both product category and Company results. For Mr. Harris, the 2024 STI result is based on his support of the Cardio & Vascular business unit, as he was continuing to support that product category, in addition to his global role. Functional leaders (applicable to Mr. Smith) are assigned a weighting of 40% of target STI on Function Performance Rating, 40% of target STI on STI AOI, and 20% of target STI on the ELT Team Goal, which the Compensation Committee believes reflects their responsibility to support the Company as a whole. Product Category Performance, Function Performance Ratings and the ELT Team Goal are further multiplied by the STI AOI performance factor to determine the final bonus. The Compensation Committee believes that the most appropriate measure of annual performance for the CEO is a weighting of 80% of target on STI AOI and 20% of target on the ELT Team Goal.
24 | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Product category performance metrics and associated goal setting are described below:

Metric	Weighting(1)	Metric Definition	Goal Setting Description
Product Category Operating Profit	31.25%	Operating profit at the product category level is defined as revenue less operating expenses (i.e. direct material, labor, overhead, etc.).	Target performance is determined as part of the annual budgeting process, with threshold and maximum levels of performance set at 25% below and 20% above the target level, respectively.
Quality CLA Rate	18.75%	Our quality metric is based on product lot customer acceptance rates and the aging of corrective and preventative actions (CAPAs). CAPA is a core ISO13485 quality system element and also mandated by the regulations of the U.S. Food and Drug Administration, European Union and many other geographies, for the design and manufacture of medical devices.	Product lot customer acceptance rates at target are based on targeted improvement over the prior year. Threshold level of performance is generally based on attaining a minimum level of performance with maximum defined as approaching 100% customer acceptance. Various levels of achievement are defined at specific growth achievements in the measured lot acceptance rate. Payout is voided regardless of quality performance if any CAPAs are aged above the maximum acceptable number of days at year-end.
Inventory Days-On-Hand	12.50%	The average value of all materials in inventory divided by the average value of materials used in a single day.	A lean manufacturing tool, a Plan For Every Part (“PFEP”), allows Integer to compute the right amount of inventory per item and provide an entitlement based on the recommended minimum and maximum targets. A combination of lean manufacturing tools, continuous improvement plans, and ERP projections are used to calculate targets by site, product category, and company. A Days-On-Hand threshold (50% payout) and target (100% payout) are set. Over-target payouts require achieving the Days-On-Hand target plus attaining a specified PFEP goal for a 150% payout and 100% PFEP attainment for maximum (200% payout).
On-Time Delivery	12.50%	On-time delivery is measured as the percentage of orders shipped on time.	Targeted level of performance is based on an established percentage improvement over the prior year, threshold performance is based on attaining 50% of targeted improvement, and maximum level of performance is defined as approaching 100% on-time shipment.
Category Challenge Metric	25.00%
Each production site has a challenge objective assigned, which could include additional weighting on the existing metrics above, and/or other operational metrics critical to that site.
For the C&V category, the average of all site achievements was used for the category score. For the CRM&N category, the challenge metric was split 50% on category AOI and revenue.

If the Category Challenge Metric is computed by assigning additional weighting to the above referenced metrics, the same methodology described above is used herein.
If the Category Challenge Metric is computed using operation metrics critical to a site, appropriate threshold, target and maximum level of performance are assigned.

(1) Percent of Product Category Performance measure.
Leaders of key functions are assigned Function Performance Ratings, generally reflecting the groups successes and contributions to the business strategies over the performance year. For Mr. Smith, a function performance rating of 100% for the Finance function was assigned. The Function Performance Rating is then subject to the STI AOI multiplier.
2024 PROXY STATEMENT | 25

COMPENSATION DISCUSSION AND ANALYSIS
The chart below illustrates the weighting and achievement for each of the STI program components, for each of the active NEOs:

	Company Performance (STI AOI)		Function Performance Rating		Product Category Performance(1)(2)		ELT Team Goal		Total Payout
NEO	Weighting	% of Target Earned	Weighting	% of Target Earned(3)	Weighting	% of Target Earned(4)	Weighting	% of Target Earned(3)	% of Target Earned
Joseph W. Dziedzic	80%	133.35%					20%	133.35%	133.35%
Diron Smith	40%	133.35%	40%	133.35%			20%	133.35%	133.35%
John Harris					80%	110.55%	20%	133.35%	115.11%
Payman Khales					80%	110.55%	20%	133.35%	115.11%
Jim Stephens					80%	125.81%	20%	133.35%	127.32%
(1)Product Category Performance incorporates measures of product category operating profit (31.25% weight), Quality CLA Rate (18.75% weight), inventory days-on-hand (12.5% weight) and on-time delivery measured in terms of delivery-to-promise (12.5% weight), and category challenge metric identified for each category (25% weight). Targets for product category performance measures are not disclosed due to potential competitive harm, but the Compensation Committee believes that achievement of the target goals were challenging and required substantial performance.
(2)Definition and goal setting description of each of the metrics comprising Product Category Performance is provided on page 25 of this proxy statement.
(3)Shown reflecting 100% achievement times the multiplier of 133.35% for STI AOI.
(4)Shown reflecting product category achievement times the multiplier of 133.35% for STI AOI.
The Compensation Committee believes that the design of the funding and performance metrics are aligned with the Company’s strategic objective of growing revenue and profitability and is therefore directly aligned with the interests of stockholders.
The individual target STI bonuses for our NEOs were determined by the Compensation Committee to provide targeted total compensation at the median of our competitive market. The target and actual payouts for our NEOs for 2024 were as follows:

NEO	Salary Earned ($)	Bonus Target as % of Salary Earned (%)	Target STI ($)	% of Target Earned (%)	STI Earned ($)
Joseph W. Dziedzic	1,235,000	110	1,358,500	133.35	1,811,560
Diron Smith	440,000	70	308,000	133.35	410,718
John Harris(1)	419,395	65	272,606	115.11	313,792
Payman Khales	550,000	75	412,500	115.11	474,819
Jim Stephens	461,827	70	323,279	127.32	411,607
(1)The Salary Earned, Target STI and STI Earned for Mr. Harris have been converted to U.S. Dollars in the table above using the exchange rate in effect at December 31, 2024 of €1.00 to $1.0408. His Salary Earned of €402,955 reflects a pro-ration of his base salary earned during 2024. Mr. Harris' Target STI at 65% of base salary is €261,921 and his actual STI Earned was €301,491.
26 | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Incentive Plan
Our LTI plan is the largest component of our executive officers’ target total direct compensation and is administered by the Compensation Committee in collaboration with management, subject to general oversight by the Board. LTI awards are a key component of our compensation program and are designed to align management’s performance incentives and pay outcomes with our stockholders' interests in value creation.
The table below presents a summary of our 2024 LTI program:

	RSUs	rTSR PSUs	Financial PSUs
Percent of Total LTI Value	33.3%	33.3%	33.3%
Vest or Performance Period	3-year annual vesting	3-year performance period with cliff vesting	3-year performance period with cliff vesting
Performance Metric	N/A	Relative TSR versus peer group	Organic Sales Growth
Potential Payout as a % of Target	N/A	Threshold 50% Maximum 200%	Threshold 50% Maximum 200%
LTI awards made to our NEOs in 2024 under the regular award cycle were comprised of RSUs, rTSR PSUs and financial PSUs (each weighted at one-third of total grant value). The Compensation Committee approved (and in the case of the CEO, the independent members of the Board approved) LTI award values for each of the NEOs at its January 2024 meeting. The Compensation Committee will continue to assess appropriate metrics for our LTI program on an annual basis.
The time-based RSUs awarded under the annual compensation cycle vest one-third annually beginning on the first anniversary of the date of grant.
The rTSR PSUs are eligible to be earned and vest based on the Company’s rTSR rank versus our peer group over a three-year period as follows:

3-Year TSR Rank Versus Peer Group	Achievement Level	Vesting Amount as a % of Target
75th Percentile	Maximum	200%
55th Percentile	Target	100%
25th Percentile	Threshold	50%
For purposes of calculating TSR under the 2024 PSUs, the stock price averaging period used is the 20-trading day period overlapping the grant date, with the grant date representing the 10th trading day in that window. In calculating actual achievement under rTSR PSUs, dividends are deemed to have been reinvested on the ex-dividend date, and peer group companies whose stock permanently ceased to trade during the performance period are disregarded. The shares underlying earned awards, if any, are subject to a 6-month post-vest holding requirement.
The financial PSUs are eligible to be earned and subsequently vest based on the Company’s achievement of organic sales growth, as measured against the previous year, including each year within the three-year performance period. Following the performance period, the vesting percentage for each year is averaged over the entire performance period to determine the payout. Potential payouts range from 50% at threshold to 200% of target at maximum achievement. There is no payout for performance below threshold. Award payments are capped at target if the three-year performance compound annual growth rate does not exceed target growth during the entire period. Targets for financial PSU performance are not disclosed due to potential competitive harm but the Compensation Committee believes that achieving the goals requires substantial performance.
2024 PROXY STATEMENT | 27

COMPENSATION DISCUSSION AND ANALYSIS
Annual LTI award values are intended to be consistent with those provided by our peer companies for comparable executive positions. Grant values are reviewed on an individual basis and can be adjusted based on individual performance and expected future contributions. During 2024, the Compensation Committee (or in the case of the CEO, the independent members of the Board) approved annual LTI awards for our NEOs for the three-year period beginning in 2024 as noted in the table that follows, after considering total target award values and the CEO’s feedback on the executive leadership team, other than himself:

NEO	Time-Based RSUs Grant Value ($)	Financial PSUs Grant Value ($)	rTSR PSUs Grant Value ($)	Total 2024 LTI Grant Value ($)
Joseph W. Dziedzic	1,833,333	1,833,333	1,833,334	5,500,000
Diron Smith	533,333	533,333	533,334	1,600,000
John Harris	198,333	198,333	198,334	595,000
Payman Khales	300,000	300,000	300,000	900,000
Jim Stephens	236,667	236,667	236,666	710,000
Additional Equity-Based Compensation for Mr. Harris
In addition to the annual LTI program noted above, our executive officers may receive additional equity-based compensation at the date of hire, upon promotion, for special recognition or upon a significant change in responsibility. Such awards are typically used as a recruiting, recognition, and/or retention tool.
In July 2024, the Compensation Committee approved a special award of time-based RSUs having a grant date fair value of $450,000 for Mr. Harris, in recognition of his continued leadership and dual roles during the transition period from supporting Cardio & Vascular category operations to his global role supporting operations and manufacturing. This award is eligible to vest entirely on March 26, 2026, subject to continued employment, and excludes any acceleration of vesting provisions for voluntary retirement before that date.
Vesting of 2022 Performance Stock Units
As discussed in prior proxy statements, during 2022 the Company’s LTI program for NEOs included awards of the same vehicles and mix as those described above and granted in 2024, including separate awards of PSUs under financial and rTSR performance achievement goals.
Program design for the 2022 rTSR PSU awards was based on a performance-period that measured the Company’s relative TSR beginning with the twenty-day average stock price surrounding the grant date (January 21, 2022) and ending with the twenty-day average stock price (including assumed reinvestment of dividends, if any) surrounding the third anniversary of the grant date (January 21, 2025). The program goals for achievement and payout, measured as a percentile achievement against the peer group at the time of award, with 0% of the target shares to vest for performance below the 25th percentile, 50% of the target shares to vest at the 25th percentile, 100% of the target shares to vest at the 55th percentile, and 200% of the target shares to vest at or above the 75th percentile, with straight line interpolation between those goals. At its meeting in February 2025, the Compensation Committee certified that the rTSR for the performance period was at the 80th percentile, resulting in 200% of the target shares being earned for the 2022 rTSR PSUs. The vesting date for this award occurred during 2025, and as such, these shares do not appear in the “Option Exercises and Stock Vested in 2024” table below.
Program design for the 2022 financial PSU awards was based on the averaging of organic sales growth achievement levels for each year during a three consecutive year performance period with 2% growth being threshold payout, 4% growth being target payout, and 6% growth being maximum payout. In addition, award performance is capped at target payout if the three-year performance compound annual growth rate does not exceed 4% during the entire period. At its meeting in February 2025, the Compensation Committee certified the results of each of the three fiscal years that were included in the performance period, 2022, 2023 and 2024 of 6.45%, 14.95% and 6.62%, respectively. The results for each year during the three consecutive year performance period was above maximum performance and, as a result, the average of these years was also above maximum performance, resulting in 200% of the target shares being earned for the 2022 financial PSUs, and the compound annual growth rate over the three performance year period exceeded 4%, allowing above target payout. The vesting date for this award occurred during 2025, and as such, these shares do not appear in the “Option Exercises and Stock Vested in 2024” table below.
28 | 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Vesting of 2022 Equity-Based Performance Units for Mr. Dziedzic
In March 2022, our Board approved a special award of PSUs having a grant date fair value of $4,000,000 (the “Special PSU Award”) for Mr. Dziedzic. The actual number of PSUs that could vest pursuant to the Special PSU Award was between 0% and 200% of the target number of PSUs (36,202) based upon the satisfaction of both (a) a stock price performance vesting condition which must be achieved by the 5th anniversary of the grant, and (b) a two-year service-based vesting condition. For the stock price performance vesting condition, the target was set at a stock price of $100.00 (28% above the $78.09 closing price of the Company's common stock on the date of grant) and maximum was set at $120.00 (54% above the closing price on the date of grant). For the purpose of measuring goal achievement, stock price was to be determined based on the average closing price of the Company’s common stock on the NYSE for 20 consecutive trading days. Under the Special PSU Award, the settlement of any vested PSUs into shares of the Company’s common stock is deferred for a period of twelve months after the relevant vesting date.
On January 19, 2024, the 20 consecutive trading day average for the Company's common stock was $100.19 and therefore, the target number of shares (36,202) were earned and ultimately vested, due to Mr. Dziedzic’s continued employment, on March 11, 2024. On June 11, 2024, the 20 consecutive trading day average for the Company's common stock was $120.13, resulting in the vesting of an additional 36,202 shares, representing the additional payout at maximum performance. The 72,404 shares are included in the “Option Exercises and Stock Vested in 2024” table below.
OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Compensation Recoupment Policy
The Company maintains a compensation recoupment, or “clawback,” policy, which covers performance-based cash incentive compensation and equity incentive awards. The policy provides that, in the event we are required to restate our financial statements, we will recover from our current and former executive officers’ incentive compensation which was received based upon the achievement of financial results to the extent that the amounts of such compensation would have been lower had it been determined on the restated amounts, if any. The Compensation Committee also retains discretion, under the policy, to apply it to employees below the executive officer level.
Stock Ownership Guidelines
In order to align the interests of our executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance, we maintain stock ownership guidelines under which our executive officers are required to hold a meaningful dollar value of common stock of the Company for the duration of their employment. For purposes of measuring compliance with these guidelines, shares of common stock owned directly or indirectly by the executive officer or his or her immediate family members, as well as 75% of unvested time-based restricted stock and restricted stock units issued under our LTI programs are considered shares “owned.” Executive officers covered under the program are required to attain their individual guideline within five years of appointment to their respective positions, or within three years if promoted to that role after having been in a lower position that was also covered under the program. Shares underlying unexercised stock options and unvested performance-based awards do not count toward satisfying the guidelines. The Compensation Committee reviews stock ownership levels of our executive officers on an annual basis with the expectation of seeing meaningful progress toward the achievement of the ownership guideline.
The following table provides the guideline ownership multiple for our current NEOs. As of March 24, 2025, our NEOs are in compliance with our stock ownership guidelines. Messrs. Dziedzic, Harris and Khales have attained their individual guidelines and Messrs. Smith and Stephens are within the requisite period to attain their individual guidelines.

NEO	Multiple of Base Salary
Joseph W. Dziedzic	5x
Diron Smith	2.5x
John Harris	2.5x
Payman Khales	2.5x
Jim Stephens	2.5x
2024 PROXY STATEMENT | 29

COMPENSATION DISCUSSION AND ANALYSIS
Pledging and Hedging Policy
Our policy is to prohibit directors, executive officers and other associates from engaging in pledging, short sales or other short-position transactions in Company securities. Under the terms of our insider trading policy, we also prohibit directors, executive officers and other associates from engaging in any hedging or monetization transactions with respect to Company securities, such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through establishing a short position in Company securities. We prohibit these types of hedging and monetization transactions as they allow a person to continue to own Company securities, but without the full risks and rewards of ownership.
Equity Award Grant Practices
At its regularly scheduled January meeting, the Compensation Committee approves the target value of annual equity awards for the Company’s executive officers, including the NEOs other than the CEO and recommends the target value of the annual equity award for the CEO for approval by the independent members of the Board at their regularly scheduled January meeting. The grant date of all annual equity awards, including other non-executive participants, is the date of the January meeting of the Board. Outside of their annual grants, the Compensation Committee also will, from time to time, approve equity awards for executive officers, if necessary, for purposes of recognition, retention or new hire needs, other than for the CEO, whose equity awards are recommended by the Compensation Committee but approved by independent members of the Board.
Additionally, the Compensation Committee has delegated to the CEO the authority to approve equity award grants (within specific limitations set and approved by the Compensation Committee) for associates, other than executive officers, having a grant date of the first of March, June, September, and December.
The Company does not currently grant stock option awards, but has granted them in the past, with the last such award being granted in 2018. The Company does not take material nonpublic information into account when determining the timing and terms of equity awards and does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Perquisites
In addition to the elements of compensation discussed above, we also provide senior level executives (including the NEOs) with limited other perquisites as follows:
•Executive life insurance
•Executive long-term disability insurance
•Executive physicals
•Executive relocation (no NEO received executive relocation benefits in 2024)
We provide these benefits to remain competitive with the market and believe that these benefits help us to attract and retain high caliber executives. These benefits also reduce the amount of time and attention that our executive officers must spend on personal matters and allow them to dedicate more time to the Company. For NEOs who we ask to relocate to commence work with us, we provide benefits under our relocation program to help offset the additional costs of the relocation, including the shipment of household goods, travel, temporary housing, and other allowances, other relocation expenses, and certain tax gross-up payments. We believe that these benefits are reasonable in nature, are not excessive and are in the best interest of the Company and its stockholders.
Other Benefits
Our executive officers also participate in other Company benefit plans on the same terms as other associates of the Company. Some of these benefits include medical, dental and vision insurance, and paid time off. Mr. Harris receives a Company paid medical plan and, since March 24, 2024, a cash stipend in lieu of a Company car. The Company was leasing a car for Mr. Harris through March 24, 2024.
30

COMPENSATION DISCUSSION AND ANALYSIS
Retirement Benefits
All of our U.S. based associates, including our NEOs (other than Mr. Harris), are eligible to participate in a defined contribution Company 401(k) Plan. The Company 401(k) Plan provides for the deferral of associate compensation up to the maximum IRC limit and a Company match. In 2024, this match for the Company 401(k) Plan was $0.50 per dollar, up to 6% of the associate’s eligible compensation, which includes base salary and cash bonuses, for each participant in the Company 401(k) Plan.
The Company also offers the Integer Holdings Corporation Retirement Savings Restoration Plan (the “Restoration Plan”), which is intended to restore retirement benefits on substantially the same formula as the Company 401(k) Plan that were disallowed due to statutory limits. The Restoration Plan is an unfunded deferred compensation plan that is designed to allow for deferrals that are in addition to those available to eligible officers under the Company’s 401(k) Plan. Participation in the Restoration Plan is limited to executives employed in the United States at a level of vice president and above who are selected for participation in the Restoration Plan by the Compensation Committee.
Mr. Harris receives a cash stipend in lieu of participating in the retirement plan offered to our other Irish associates.
Change in Control Agreements and Severance Benefits
We maintain change in control agreements for a very limited number of key executives, including our NEOs, other than Mr. Dziedzic (whose change in control severance benefits are contained in his employment agreement described below), in an effort to retain our leadership in the event of a change in control and also to provide these executives with appropriate financial security in case of a loss of employment. These agreements only provide benefits to participants if there is both a change in control of the Company and a qualifying termination of employment. We believe that it is in the best interest of our Company and stockholders to have the dedication of our executive officers, without the distraction of personal uncertainties that can result following a change in control. We believe these agreements allow for a smooth transition in the event of a change in control without providing “windfall” benefits. We also believe that these benefits are competitive with those of comparable companies, including our peer group.
For more information on severance benefits, as well as those provided under our change in control agreements, see the “Potential Payments Upon Termination of Employment or Change in Control” section of this proxy statement.
Employment Agreements
In general, we do not offer employment agreements to our associates other than offer letters that specify the level of compensation and provide for severance benefits in the event of termination of employment under specified circumstances. None of our NEOs, other than Mr. Dziedzic, our President and CEO, and Mr. Harris, our Executive Vice President, Global Operations and Manufacturing Strategy based in Ireland, have an employment agreement other than their offer letter.
The Company entered into an employment agreement with Mr. Dziedzic on July 16, 2017. The employment agreement has an initial term that expired on July 16, 2020, subject to automatic one-year renewal periods. Accordingly, Mr. Dziedzic’s employment agreement has renewed automatically for additional one-year periods on the anniversary date in each year subsequent to the expiration of the initial term. In addition to the perquisites discussed in this section, Mr. Dziedzic’s employment agreement includes the following terms:
•A base salary, subject to annual review.
•Eligibility to participate in the Company’s cash and equity-based incentive award programs available to the Company’s executive officers.
•In the event of death or permanent disability: a lump sum payment equal to his annual base salary and the amount of the Company’s contribution toward his health and medical benefits for a 12-month period; and the immediate vesting of all time-based equity awards and the continuation of all performance awards, subject to achievement of the performance metrics.
•In the event of termination without cause or with good reason, other than in connection with a change in control (“CIC”): a lump sum payment equal to 2x base salary; and the immediate vesting of all time-based equity awards and the continuation of a prorated number of performance awards, subject to achievement of the performance metrics.
•In the event of termination without cause or with good reason in connection with a CIC:
i.A lump sum payment equal to 200% of the sum of (A) his annual base salary, plus (B) the greater of (x) the current year annual cash incentive award at target level, or (y) the average cash bonus for the three fiscal years preceding the fiscal year in which the CIC occurs;
ii.If, in the calendar year immediately preceding the date of termination, Mr. Dziedzic relocates his primary residence at the request of the Company, then the Company shall reimburse Mr. Dziedzic for any relocation expenses actually incurred in the 12 months immediately following the date of termination, to the extent such expenses do not exceed the initial relocation costs;
2023 PROXY STATEMENT | 31

COMPENSATION DISCUSSION AND ANALYSIS
iii.A lump sum payment equal to two times the Company’s total contributions to the Company's retirement plans or any other similar plans in effect at the time, for the year preceding the termination;
iv.A lump sum payment equal to the product of (A) 110% of the monthly premium for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for Mr. Dziedzic, his spouse and his eligible dependents who were covered under the Company’s medical and prescription drug plans immediately prior to date of termination, times (B) 24;
v.Up to $25,000 for outplacement services;
vi.All outstanding equity awards vest and become exercisable, except as otherwise provided under each applicable award agreement;
vii.A lump sum payment equal to the total value of the prior year’s long-term incentive plan award if the long-term incentive plan award for the year that includes the date of termination has not yet been awarded; and
viii.A lump sum bonus payment, prorated based on length of service for the year of termination, and based on the prior year’s actual bonus payout.
•A post-employment non-compete covenant for 24 months from the date of last payment under the employment agreement.
The Company entered into an employment agreement with Mr. Harris on September 1, 2016. Either party can terminate the agreement with three months’ notice. The Company may pay the base salary plus contractual benefits in lieu of all or any part of the required notice period. Mr. Harris’ employment agreement includes the following terms:
•A base salary.
•Eligibility to participate in the Company’s cash and equity-based incentive award programs.
•A pension contribution of 12.5% of base salary. (In June 2023, the Company and Mr. Harris agreed that he would receive a cash stipend in lieu of any future pension contribution.)
•A death in service benefit equal to four times his annual base salary.
•A medical insurance policy covering both Mr. Harris and his spouse fully paid for by the Company.
•The Company will provide a car for private and business use with a total annual cost not to exceed €27,000. (In March 2024, the Company and Mr. Harris agreed that he would receive a cash stipend in lieu of any future car benefit.)
•Participation in any other group benefit plans provided by the Company to its employees from time to time.
•A 12 month noncompete restriction after his termination of employment.
See “Potential Payments Upon Termination of Employment or Change in Control” in this proxy statement for further information.
Compensation Risk Analysis
The preceding CD&A generally describes our compensation policies, plans and practices that are applicable for NEOs and senior executives of the Company. However, for the vast majority of our employee compensation plans and programs, the Company uses a combination of fixed and variable and short- and long-term compensation programs with a significant focus on corporate and business financial performance as generally described in this proxy statement. Following the completion of an annual risk assessment applicable to all employee compensation plans, programs and policies,, the Company concluded, and the Compensation Committee concurred that risks arising from its employee compensation policies, plans or practices are not reasonably likely to have a material adverse effect on the Company.
Compensation and Organization Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, or CD&A, with management and based upon this review and discussion, recommended to the Board that the CD&A be included in this proxy statement for filing with the SEC.
Respectively submitted by the Compensation and Organization Committee,
Donald J. Spence (Chair)
Sheila Antrum
Cheryl C. Capps
James F. Hinrichs
M. Craig Maxwell

2024 PROXY STATEMENT | 32

EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
2024 Summary Compensation Table
The following table summarizes the total compensation paid or earned by each of the NEOs for fiscal years 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph W. Dziedzic	2024	1,235,000	—	5,499,932	1,811,560	128,887	8,675,379
President and Chief Executive Officer	2023	1,227,596	—	5,499,971	1,913,184	97,746	8,738,497
	2022	1,157,692	—	9,499,913	742,810	94,822	11,495,237
Diron Smith(5)	2024	440,000	—	1,599,937	410,718	22,142	2,472,797
Executive Vice President and Chief Financial Officer	2023	345,865	—	629,987	289,181	16,174	1,281,207

John Harris(5)(6)	2024	419,395	—	1,044,797	313,792	89,498	1,867,482
Executive Vice President, Global Operations and Manufacturing Strategy

Payman Khales	2024	550,000	—	899,905	474,819	52,086	1,976,810
President, Cardio & Vascular	2023	528,846	—	2,899,951	572,027	35,822	4,036,646
	2022	443,865	—	1,649,924	176,139	32,919	2,302,847
Jim Stephens(5)	2024	461,827	—	709,900	411,607	17,270	1,600,604
President, Cardiac Rhythm Management & Neuromodulation

(1)As described in the CD&A under “Base Salary,” Mr. Harris and Mr. Stephens received salary increases effective in January 2024 and March 2024, respectively. Amounts shown for 2024 for Mr. Harris and Mr. Stephens represent prorated salaries considering the effective dates of those increases.
(2)Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. The valuation of RSUs and PSUs are based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 20, 2025. Grant date fair value reflected in the Stock Awards column is, for RSUs, based on the grant date fair value of the underlying shares and, for PSUs, based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions. The grant date fair values for the 2024 PSUs reported in the table above, assuming maximum performance shall be achieved, are $6,899,113 for Mr. Dziedzic, $2,007,007 for Mr. Smith, $746,232 for Mr. Harris, $1,128,915 for Mr. Khales, and $890,570 for Mr. Stephens.
(3)Amounts for 2024 reflect the amount earned under the 2024 STI program, which were paid in March 2025.
(4)Amounts for 2024 are itemized in the table below.

Name	401(k) Matching Contribution ($)	Restoration Plan Contributions ($)	Term Life Insurance Premiums ($)	Long-Term Disability Insurance Premiums ($)	Perquisites ($)*	Total ($)
Joseph W. Dziedzic	10,350	84,096	8,035	25,406	1,000	128,887
Diron Smith	10,350	—	1,992	5,751	4,049	22,142
John Harris	—	—	—	—	89,498	89,498
Payman Khales	10,350	23,311	2,743	9,647	6,035	52,086
Jim Stephens	10,350	—	2,035	4,885	—	17,270
* For executives based in the U.S. these amounts include perquisites consisting of executive physicals and health savings account contributions, each valued at less than $10,000 per NEO, in aggregate. The perquisites amount for Mr. Harris includes a cash stipend of €50,369 in lieu of participating in the Irish retirement plan, €4,852 for use of a leased Company car from January 1, 2024 to March 24, 2024, a cash stipend of €20,769 in lieu of a car benefit from March 24, 2024 to December 31, 2024, and a Company paid medical plan with a cost of €10,000.
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EXECUTIVE COMPENSATION
(5)Mr. Smith was not an NEO for 2022, and therefore, his compensation is not reported for that year. Messrs. Harris and Stephens were not NEOs for 2023 or 2022, and therefore, each of their compensation is not reported for those years.
(6)Amounts for Mr. Harris have been converted to U.S. Dollars in the table above using the exchange rate in effect at December 31, 2024 of €1.00 to $1.0408.
2024 Grants of Plan-Based Awards
The following table summarizes the grants of plan-based awards to each of the NEOs during 2024.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant-Date Fair Value of Stock Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph W. Dziedzic		339,625	1,358,500	2,717,000				–	–
	01/19/24(3)(7)							17,629	1,833,240
	01/19/24(4)(7)				7,771	15,543	31,086	–	1,833,452
	01/19/24(5)(7)				8,814	17,629	35,258	–	1,833,240
Diron Smith		77,000	308,000	616,000				–	–
	01/19/24(3)(7)							5,128	533,261
	01/19/24(4)(7)				2,261	4,522	9,044	–	533,415
	01/19/24(5)(7)				2,564	5,128	10,256	–	533,261
John Harris		68,151	272,606	545,212				–	–
	01/19/24(3)(7)							1,907	198,309
	01/19/24(4)(7)				840	1,681	3,362	–	198,291
	01/19/24(5)(7)				953	1,907	3,814	–	198,309
	07/11/24(6)(7)							3,837	449,888
Payman Khales		103,125	412,500	825,000				–	–
	01/19/24(3)(7)							2,884	299,907
	01/19/24(4)(7)				1,272	2,544	5,088	–	300,090
	01/19/24(5)(7)				1,442	2,884	5,768	–	299,907
Jim Stephens		80,819	323,279	646,558				–	–
	01/19/24(3)(7)							2,275	236,577
	01/19/24(4)(7)				1,003	2,007	4,014	–	236,746
	01/19/24(5)(7)				1,137	2,275	4,550	–	236,577
(1)Amounts represent potential cash awards under our 2024 STI program. Awards range from 25% to 200% of the target amount depending on the actual performance metric achieved. According to the 2024 STI program design, no amount is earned if performance does not meet threshold goal – see “Short-Term Performance-Based Incentives” section of the CD&A for discussion of the 2024 STI program, and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned for 2024 performance. Amounts for Mr. Harris have been converted to U.S. Dollars in the table above using the exchange rate in effect at December 31, 2024 of €1.00 to $1.0408.
(2)The valuation of RSUs is based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 20, 2025.
(3)Time-based RSUs granted under the 2024 LTI program.
(4)rTSR PSU awards granted under the 2024 LTI program. The rTSR PSUs vest if the Company achieves certain three-year performance targets.
(5)Organic sales growth PSU awards granted under the 2024 LTI program. The Organic sales growth PSUs vest if the Company achieves certain three-year performance targets.
(6)Special time-based incentive award for Mr. Harris.
(7)For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.
34 | 2023 PROXY STATEMENT

EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth the outstanding equity awards for each of the NEOs as of December 31, 2024.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Joseph W. Dziedzic	2,877	45.39	01/04/25	7,662	(2)	1,015,368	42,002	(11)	5,566,105
	2,883	48.43	01/04/26	16,470	(3)	2,182,604	98,766	(12)	13,088,470
	888	29.55	01/03/27	17,629	(4)	2,336,195	66,344	(13)	8,791,907
	67,613	43.70	07/17/27	45,970	(5)	6,091,944
Diron Smith				251	(2)	33,263	686	(11)	90,909
				584	(3)	77,392	1,752	(12)	232,175
				5,128	(4)	679,563	19,300	(13)	2,557,636
				752	(5)	99,655
				4,126	(6)	546,778
John Harris				5,396	(4)	715,078	7,176	(13)	950,964
				1,907	(7)	252,716
				3,837	(8)	508,479
Payman Khales				906	(2)	120,063	4,964	(11)	657,829
				2,695	(3)	357,141	16,162	(12)	2,141,788
				2,884	(4)	382,188	10,856	(13)	1,438,637
				5,432	(5)	719,849
				43,060	(9)	5,706,311
Jim Stephens				2,275	(4)	301,483	2,944	(12)	390,139
				2,454	(10)	325,204	8,564	(13)	1,134,901
(1)Based on a stock price of $132.52, which was the closing price of our common stock on NYSE on December 31, 2024.
(2)Time-based RSUs vesting on January 21, 2025.
(3)Time-based RSUs vesting in equal installments on January 20, 2025, and January 20, 2026.
(4)Time-based RSUs vesting in equal installments on January 19, 2025, January 20, 2026, and January 20, 2027.
(5)Represents earned but unvested Financial PSUs granted on January 21, 2022 under the 2022 LTI program on which performance was based on our organic sales growth measured over the period from January 1, 2022 through December 31, 2024. Financial PSU share amounts were determined by the Compensation Committee and vested in February 2025. For more information regarding these awards, please see the “Vesting of 2022 Performance Stock Units” section of the CD&A.
(6)Time-based RSUs vesting in equal installments on May 8, 2025 and May 8, 2026.
(7)Time-based RSUs vesting on January 3, 2025.
(8)Time-based RSUs vesting on March 31, 2026.
(9)Time-based RSUs vesting on February 24, 2026.
(10)Time-based RSUs vesting as follows: 491 on May 25, 2025 and 1,963 on May 15, 2026.
(11)rTSR PSUs issued on January 21, 2022 under the 2022 LTI program with a 3-year performance period ending in January 2025, shown at maximum achievement as performance through December 31, 2024 was tracking above target. At its meeting in February 2025, the Compensation Committee certified that the rTSR for the performance period was at the 80th percentile, resulting in 200% of the target shares being earned for the 2022 rTSR PSUs. For more information regarding these awards, please see the “Vesting of 2022 Performance Stock Units” section of the CD&A.
2023 PROXY STATEMENT | 35

EXECUTIVE COMPENSATION
(12)Financial and rTSR PSUs issued on January 20, 2023 under the 2023 LTI program, shown at maximum achievement as performance through December 31, 2024 was tracking above target. Actual awards will be earned based on our organic sales growth measured over the period January 1, 2023 through December 31, 2025 and relative TSR measured over the period January 20, 2023 through January 20, 2026. For rTSR PSUs, NEOs may earn up to 200% of the target number of shares if our relative TSR is at or above the 75th percentile of the peer group defined in the 2023 LTI program (“2023 Peer Group”), provided that no shares will be earned if our relative TSR is not at or above the 25th percentile of the 2023 Peer Group. For Financial PSUs, NEOs may earn from 50% at threshold to 200% of target at maximum achievement, provided that no shares will be earned if our organic sales growth percentage is not at or above threshold. The number of shares earned will vest on the date in the first quarter of 2026 that achievement of the performance metrics are certified by the Compensation Committee.
(13)Financial and rTSR PSUs issued on January 19, 2024 under the 2024 LTI program, shown at maximum achievement as performance through December 31, 2024 was tracking above target. Actual awards earned ranging from 0% to 200% of target will be determined based upon the Company achieving certain three-year performance targets. The number of shares earned will vest on the date in the first quarter of 2027 that achievement of the performance metrics are certified by the Compensation Committee. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.
Option Exercises and Stock Vested in 2024
The following table shows information with respect to stock options exercised during 2024 and the vesting during 2024 of RSUs previously granted to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(1) ($)
Joseph W. Dziedzic	1,722	100,220	173,645	18,570,060
Diron Smith	–	–	2,772	311,509
John Harris	–	–	14,075	1,644,262
Payman Khales	–	–	14,883	1,503,227
Jim Stephens	–	–	490	57,683
(1)For option awards, the value realized is based on the difference between the market price and the exercise price on the date of exercise, and for restricted stock units, the value realized is based on the closing price of our common stock on the date the shares vested.
(2)For Mr. Dziedzic, includes 36,202 RSUs that vested on March 11, 2024 and 36,202 RSUs that vested on June 11, 2024, which have not been released. Share of common stock underlying these RSUs will be issued on the date that is one year following the relevant vesting date.
36 | 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Equity Compensation Plan Information
The following table provides information regarding the Company’s equity compensation plans as of December 31, 2024.

Plan Category (As of December 31, 2024)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	( a )(1)	( b )	( c )
Equity compensation plans approved by security holders	681,385	$39.63	818,109
Equity compensation plans not approved by security holders	–	–	–
Total	681,385	$39.63	818,109
(1)Consists of 130,083 shares of common stock underlying stock options issued under the 2009 Stock Incentive Plan, the 2011 Stock Incentive Plan, and the 2016 Stock Incentive Plan. Also includes 551,302 shares of common stock underlying RSUs (assuming the target performance level) that were granted under the 2021 Omnibus Incentive Plan, which are not included in the exercise price reported in column b. The 2009 Stock Incentive Plan and the 2011 Stock Incentive Plan have expired and no further awards can be granted under these plans; however, securities may be still be issued under these plans to the extent there are any outstanding awards that were issued under these plans before expiration. Upon approval by stockholders at our 2021 Annual Meeting of Stockholders, the 2016 Stock Incentive Plan was replaced by the 2021 Omnibus Incentive Plan, at which time we ceased granting new awards under the 2016 Stock Incentive Plan. No further awards can be granted under the 2016 Stock Incentive Plan.
2024 Nonqualified Deferred Compensation Benefits
We offer a market-competitive nonqualified savings restoration program for the Company’s officers, including our NEOs, intended to create equitable contributions to our retirement savings programs that otherwise are capped by statutory limits. The following table sets forth the NEOs who participated in the program, their contributions, Company contributions, aggregate earnings on that value during 2024 (none of which were above market or otherwise preferential), and the year-end value of these programs.

Name	Executive Contributions in 2024 ($)(1)	Registrant Contributions in 2024 ($)(2)	Aggregate Earnings in 2024 ($)	Aggregate Withdrawals / Distributions in 2024 ($)	Aggregate Balance as of December 31, 2024 ($)
Joseph W. Dziedzic	168,191	84,096	93,439	—	769,720
Payman Khales	46,622	23,311	15,134	—	186,132
(1)Executive contributions are included in the “Salary” column of the Summary Compensation Table, above.
(2)Company contributions are reported in the “All Other Compensation” column of the Summary Compensation Table, above.
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EXECUTIVE COMPENSATION
Potential Payments Upon Termination of Employment or Change in Control
The following tables and accompanying narrative disclosures summarize the potential payments and other benefits required to be made available to the NEOs in connection with a termination of their employment or a change in control (as defined in the applicable document). Payments or other benefits under benefit plans and policies that apply equally to all salaried employees participating in such plans are not included below. Defined terms such as “cause” and “good reason” used in this section are described under “Defined Terms Used in this Section” below.
Other than for Mr. Dziedzic, upon the death or permanent disability of an associate, all time-based equity awards immediately vest and all outstanding PSUs immediately vest at the target level applicable to such performance-based awards. All vested stock options expire at various times following the event, no later than one year, based upon the terms of the plan from which they were awarded. In the event of Mr. Dziedzic’s death or permanent disability, all time-based equity awards immediately vest and all outstanding PSUs will continue in effect and become vested, subject to achievement of the performance metrics.
Other than for Mr. Dziedzic, in the event that an associate’s employment is terminated by the Company without cause, a pro-rata portion of such associate’s PSUs that were awarded more than one year before the date of termination will remain outstanding and any PSUs awarded less than one year prior to the date of termination will automatically be forfeited. All unvested time-based awards are forfeited. In the event that Mr. Dziedzic’s employment is terminated by the Company without cause or Mr. Dziedzic resigns his employment with good reason, a pro-rata portion of all PSUs will remain outstanding. The PSUs that remain outstanding will continue to be eligible for vesting based on the Company’s attainment of the performance goals applicable to such awards. All unvested time-based awards will immediately vest.
The following table presents the benefits that would have been received by Mr. Dziedzic under his employment agreement in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2024.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	1,235,000	—	22,303,381	12,400	23,550,781
Termination Without Cause	—	2,470,000	16,888,349	—	19,358,349
Termination With Good Reason	—	2,470,000	16,888,349	—	19,358,349
(1)    Based upon the closing price of our common stock on NYSE of $132.52 on December 31, 2024. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause and termination with good reason calculations include the value of all unvested time-based awards and the value of a pro-rated portion of performance-based awards at target achievement.
(2)    Payment equal to the assumed amount of the Company’s contributions toward health insurance benefits for 12 months.
The following table presents the benefits that would have been received by Mr. Smith under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2024.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	2,827,182	—	2,827,182
Termination Without Cause	—	440,000	168,433	16,700	625,133
(1)Based upon the closing price of our common stock on NYSE of $132.52 on December 31, 2024. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause calculations include the value of a pro-rated portion of the 2022 and 2023 PSUs at target achievement level.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical insurance benefits for 12 months.
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EXECUTIVE COMPENSATION
The following table presents the benefits that would have been received by Mr. Harris under his employment agreement and required severance under Irish law in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2024.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	1,951,755	—	1,951,755
Termination Without Cause	—	140,503	403,126	23,000	566,629
(1)Based upon the closing price of our common stock on NYSE of $132.52 on December 31, 2024. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. As Mr. Harris is eligible for retirement, the Termination Without Cause line includes $403,126 for the acceleration of stock-based awards that would have vested on December 31, 2024, had he voluntarily retired on that date.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical and cash stipend in lieu of pension and car benefits for three months.
The following table presents the benefits that would have been received by Mr. Khales under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2024.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	9,044,755	—	9,044,755
Termination Without Cause	—	550,000	1,370,124	18,300	1,938,424
(1)Based upon the closing price of our common stock on NYSE of $132.52 on December 31, 2024. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause calculations include the value of a pro-rated portion of the 2022 and 2023 PSUs at target achievement level.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical insurance benefits for 12 months.
The following table presents the benefits that would have been received by Mr. Stephens under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2024.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	1,389,207	—	1,389,207
Termination Without Cause	—	465,000	126,424	16,700	608,124
(1)Based upon the closing price of our common stock on NYSE of $132.52 on December 31, 2024. Termination due to death or permanent disability includes the value of all unvested time-based awards and the value of performance-based awards at target achievement. Termination without cause calculations include the value of a pro-rated portion of the 2023 PSUs at target achievement level.
(2)Payment equal to the assumed amount of the Company’s contributions toward medical insurance benefits for 12 months.
2024 PROXY STATEMENT | 39

EXECUTIVE COMPENSATION
As discussed under “Other Features of Our Executive Compensation Program,” we have entered into change in control agreements with our NEOs, other than Mr. Dziedzic. The change in control agreements provide for continued employment with the same base salary, annual cash incentive and benefits for two years following a change in control. Our change in control agreements only provide severance benefits if there is both a change in control of the Company and qualifying termination of employment. If the executive is terminated after the change in control, other than for death, disability or cause, or the executive terminates employment for good reason, then the executive will be entitled to certain severance payments and benefits. The most significant components of these severance benefits are as follows:
•two times annual base salary;
•two times the greater of (i) average cash bonus for the three-year period prior to the year of the change in control or (ii) current year annual cash incentive award at the target level;
•two times the Company’s total contributions to the Company 401(k) Plan or any other similar plans in effect at the time, for the year preceding the termination;
•$25,000 for outplacement services;
•a lump sum cash payment equal to the product of (i) 110% of the monthly premium for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for the executive, his or her spouse and his or her eligible dependents who were covered under the Company’s medical and prescription drug plans immediately prior to date of termination, times (ii) 24;
•immediate vesting of all time-based equity awards and performance-based equity awards, except as otherwise provided in the applicable award agreement; and
•reimbursement of relocation expenses following the change in control if the Company had relocated the associate at the Company’s request in the calendar year prior to the change in control. Expenses reimbursed are capped at the cost of relocating the associate to the original place of his or her residence.
Our change in control agreements provide executives with a best after-tax provision (i.e., the executive’s payment will be scaled back to the golden parachute safe harbor if the executive is better off on an after-tax basis) and include a 24 month post-employment non-compete covenant.
For a discussion of what Mr. Dziedzic would be eligible to receive upon the occurrence of a change in control under the terms of his employment agreement, please see the discussion under the “Employment Agreements” section of the CD&A.
For incentive awards granted under our 2021 Omnibus Incentive Plan, in the event of a change in control, the Compensation Committee may, in its sole discretion and subject to the terms and conditions as it deems appropriate, take any one or more of the following actions: (i) provide for the continuation or assumption of the awards by the successor or surviving entity to the change in control; (ii) provide for the substitution or replacement of the awards by the successor or surviving entity or its parent; (iii) accelerate the vesting of the awards; (iv) determine the level of attainment for performance awards; or (v) cancel the awards in consideration of a cancellation payment equal to the value of the cancelled awards.
For incentive awards granted under our 2016 Stock Incentive Plan, in the event of a change in control, as defined in the applicable award plan or agreement, unless determined otherwise by the Compensation Committee, all unvested stock option awards, time-based RSUs and Financial PSUs granted will immediately vest, but only the portion of unvested rTSR PSUs that otherwise would have vested based on performance through the date of the change in control will immediately vest.
As described in previous proxy statements, the Company eliminated single trigger vesting upon a change in control with respect to incentive awards made on or after January 1, 2020. The Company also made corresponding revisions to its RSU and PSU award agreements for awards to be made on or after January 1, 2020. The revised award agreements provide that, if an associate is provided a qualifying replacement award in connection with a change in control, then he or she will not automatically vest in any outstanding RSUs or PSUs upon the occurrence of the change in control. In the case of any unvested RSUs that vest based solely on the associate remaining employed by the Company through one or more dates, the associate will generally vest in the qualifying replacement award at the same time he or she otherwise would have vested in the RSU. In the case of any unvested PSU that vests based on the achievement of performance goals, the number of PSUs that would be earned based on achievement of the performance goals as of the date of the change in control will be converted to RSUs that generally vest based solely on the associate’s continued employment through the end of original performance period. If, during the 24-month period following the change in control, an associate is terminated without cause or resigns for good reason, the associate will vest in any qualifying replacement award. A qualifying replacement award means an RSU award covering equity securities of the Company, the surviving company to the change in control, or the ultimate parent of the surviving company to the change in control that are readily tradeable on a major national securities exchange, and the terms of which are at least as favorable to the associate as the award being replaced.
40 | 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Based upon the hypothetical termination date of December 31, 2024, following a change in control and assuming a termination without cause or resignation by an NEO with good reason, the benefits for our NEOs would be as follows:

Name	Salary & Bonus ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)	OutplacementServices ($)	1x Prior Year Annual Incentive ($)	Total ($)
Joseph W. Dziedzic	5,187,000	22,303,381	218,400	25,000	1,913,184	29,646,965
Diron Smith	1,496,000	2,827,182	69,100	25,000	N/A	4,417,282
John Harris	1,408,202	1,951,755	127,800	25,000	N/A	3,512,757
Payman Khales	1,925,000	9,044,755	112,600	25,000	N/A	11,107,355
Jim Stephens	1,581,000	1,389,207	69,100	25,000	N/A	3,064,307
(1)Based upon the closing price of our common stock on NYSE of $132.52 on December 31, 2024.
Defined Terms Used in this Section
The descriptions of potential payments upon termination or change in control set forth above utilize certain terms that are defined in the employment agreement with Mr. Dziedzic, in our equity award agreements and in our incentive compensation plans. Set forth below is a summary of the defined terms referred to in this section.
“Cause” means a material breach by the NEO of the change in control agreement, gross negligence or willful misconduct in the performance of the NEO’s duties, dishonesty to the Company or the commission of a felony that results in a conviction or nolo contender plea in a court of law.
“Good Reason” means (1) a material diminution in the NEO’s base compensation; (2) a material diminution in the NEO’s authority, duties or responsibilities; (3) a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO is required to report; (4) a material diminution in the budget over which the NEO retains authority; (5) a material change in the geographic location at which the NEO must perform services; and (6) any other action or inaction that constitutes a material breach by the Company of the change in control agreement.
2024 PROXY STATEMENT | 41

EXECUTIVE COMPENSATION
CEO Pay Ratio
SEC rules require disclosure of (i) the median of the annual total compensation of all employees of the Company, except the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of annual total compensation for the CEO to the annual total compensation for the median employee of the Company. Because the SEC rules do not mandate a required approach for determining the median employee, the Company employed the following methodology:
•Used 2024 taxable compensation as of December 31, 2024, or as of the last payroll cycle of the fiscal year within each respective country that we operate. In some of the countries in which we operate this date varied slightly based on local payroll schedules, but not materially.
•Used the consistently applied compensation measure to determine the median employee taxable compensation, W-2, box 1 amounts in the United States, and closest available equivalent measure of taxable compensation outside the United States.
•We included employees in all countries where we are present, which totaled 4,564 U.S. employees and 6,473 non-U.S. employees.
•To express the earnings of employees outside the United States in U.S. Dollars, we used foreign exchange rates as of December 31, 2024, as published by the United States Treasury.
•We did not annualize the pay of employees who were not employed by us for the entire fiscal year.
As calculated using the methodology required for preparation of the Summary Compensation Table, the annual total compensation of Mr. Dziedzic was $8,675,379 and the annual total compensation of the median employee was $36,380, resulting in a ratio of 238 to 1.
The Company’s pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S–K based upon the Company’s payroll and employment records and the methodologies described above. The SEC rules permit companies to employ various methodologies, exclusions and reasonable estimates to derive the pay ratio calculation representative of their respective employee populations and compensation practices. Based upon this variability, the estimated ratio reported above should not be interpreted as a basis for comparison between companies.
42 | 2024 PROXY STATEMENT

EXECUTIVE COMPENSATION
Pay Versus Performance
We are providing the following information pursuant to Item 402(v) of Regulation S-K. For detail on the Company’s executive compensation programs, see the CD&A section beginning on page 18.

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) ($)	Organic Sales Growth(7) (%)
					Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	8,675,379	23,575,569	1,979,423	3,664,889	164.76	135.27	119,896	7.3
2023	8,738,497	25,228,291	1,969,459	2,431,453	123.19	124.55	90,650	15.0
2022	11,495,237	9,908,982	2,010,130	1,937,603	85.12	117.10	66,377	6.5
2021	6,922,075	5,987,158	1,456,322	1,337,867	106.42	145.84	96,808	13.2
2020	5,923,784	2,235,111	1,234,497	873,597	100.95	122.64	77,258	(15.2)
(1)The following table lists the PEO and non-PEO NEOs for 2024, 2023, 2022, 2021 and 2020:

Year	PEO	Non-PEO NEOs
2024	Joe Dziedzic	Diron Smith, John Harris, Payman Khales and Jim Stephens
2023	Joe Dziedzic	Diron Smith, Payman Khales, McAlister Marshall, Kirk Thor, Jason K. Garland and Jennifer M. Bolt
2022	Joe Dziedzic	Jason K. Garland, Jennifer M. Bolt, Carter Houghton and Payman Khales
2021	Joe Dziedzic	Jason K. Garland, Joel Becker, Jennifer M. Bolt and Payman Khales
2020	Joe Dziedzic	Jason K. Garland, Joel Becker, Jennifer M. Bolt and Payman Khales
(2)The dollar amounts reported in column (c) represent the amount of “compensation actually paid” (“CAP”) to the PEO computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total compensation for each year to determine the CAP:

PEO Summary Compensation Table Total to CAP Reconciliation
Year	Reported Summary Compensation Table Total for PEO ($)	Minus: Reported Summary Compensation Table Value of Equity Awards ($)(i)	Plus: Equity Award Adjustments ($)(ii)	Compensation Actually Paid to PEO ($)
2024	8,675,379	5,499,932	20,400,122	23,575,569
2023	8,738,497	5,499,971	21,989,765	25,228,291
2022	11,495,237	9,499,913	7,913,658	9,908,982
2021	6,922,075	4,999,987	4,065,070	5,987,158
2020	5,923,784	3,999,827	311,154	2,235,111
(i)The amounts included in this column are the amounts reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year.
(ii)The equity award adjustments for each applicable year were calculated in accordance with the methodology required by Item 402(v) of Regulation S-K. The amounts deducted or added in calculating the equity award adjustments for the PEO are provided in the table below.
2024 PROXY STATEMENT | 43

EXECUTIVE COMPENSATION

	Equity Award Adjustments
Year	Year End Fair Value of Awards Granted in the Year that remain Outstanding and Unvested as of the last day of the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Awards ($)	Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Year over Year Change in Fair Value of Awards Forfeited in the Year ($)	Total Equity Award Adjustments ($)
2024	9,928,649	7,805,466	—	2,666,007	—	20,400,122
2023	10,980,109	10,867,269	—	142,387	—	21,989,765
2022	9,186,691	(1,142,928)	—	(130,105)	—	7,913,658
2021	5,445,154	(749,219)	—	(17,090)	(613,775)	4,065,070
2020	2,464,848	(684,423)	422,432	31,218	(1,922,921)	311,154
(3)The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO) in the “Total” column of the Summary Compensation Table in each applicable year.
(4)The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid:

Average Non-PEO Summary Compensation Table Total to CAP Reconciliation
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Minus: Average Reported Summary Compensation Table Value of Equity Awards for Non-PEO NEOs ($)(i)	Plus: Equity Award Adjustments ($)(ii)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,979,423	1,063,635	2,749,101	3,664,889
2023	1,969,459	1,109,127	1,571,121	2,431,453
2022	2,010,130	1,268,704	1,196,177	1,937,603
2021	1,456,322	783,699	665,244	1,337,867
2020	1,234,497	578,389	217,489	873,597
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EXECUTIVE COMPENSATION
(i)The averages included in this column are based on the amounts reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year.
(ii)The equity award adjustments for each applicable year were calculated in accordance with the methodology required by Item 402(v) of Regulation S-K. The amounts deducted or added in calculating the total average equity award adjustments are provided in the table below.

	Equity Award Adjustments
Year	Year End Fair Value of Awards Granted in the Year that remain Outstanding and Unvested as of the last day of the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Awards ($)	Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Year over Year Change in Fair Value of Awards Forfeited in the Year ($)	Total Equity Award Adjustments ($)
2024	1,844,170	798,644	—	106,287	—	2,749,101
2023	1,227,905	767,392	—	14,797	(438,973)	1,571,121
2022	1,395,706	(169,918)	—	(29,611)	—	1,196,177
2021	853,474	(107,547)	—	12,013	(92,696)	665,244
2020	356,455	(99,293)	61,055	(16,212)	(84,516)	217,489
(5)The Total Shareholder Return column shows the value at each year end (including dividend reinvestment, to the extent applicable) of $100 invested in our common stock on December 31, 2019.
(6)The Peer Group Total Shareholder Return column shows the value at each year end (including dividend reinvestment, to the extent applicable) of $100 invested on December 31, 2019 in the iShares US Medical Devices EFT, which aligns with the peer group used in our Annual Report on Form 10-K for the year ended December 31, 2024.
(7)Organic Sales Growth is reported sales growth adjusted to remove the impact of foreign currency, acquisitions and strategic exits. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For strategic exits, for all periods presented we exclude the impact on the growth rate attributable to sales from the market being exited.
Description of Relationship Between Pay and Performance
The tables above and described relationships following this section contain the required disclosures under the Dodd Frank Act. Reference to this information should take into consideration the following significant factors:
•Target pay decisions are typically made toward the beginning of each calendar year with consideration for the Company’s previous year’s performance, and the design of our compensation platforms is intended to reward performance actually achieved.
•For the year 2020, the prescribed calculation of CAP, for both the PEO and the Average Non-PEO NEO, reflects the substantial negative impact of pandemic-related business disruption on multiple years of PSU awards, including: the forfeiture of the three-year revenue PSUs granted in 2018, the expected forfeiture of the 2019 revenue PSUs and the reduced forecast for payout of the 2020 revenue PSUs.
•For the year 2021, the prescribed calculation of CAP, for both the PEO and the Average Non-PEO NEO, reflects the forfeiture of the rTSR PSUs granted in 2019 and the forfeiture of the 2020 revenue PSUs.
•For the year 2022, the prescribed calculation of CAP for the PEO includes the year-end fair value of a one-time special award granted in that year, which will only be realized if and when the Company’s stock price reaches certain targets. This special award was granted as a means to retain Mr. Dziedzic, provide a compelling upside opportunity beyond the Company’s regular executive compensation program, and recognize Mr. Dziedzic’s instrumental role and leadership in the Company’s achievements during his term of service. The prescribed calculation of CAP for the Average Non-PEO NEO includes special awards made to Messrs. Garland and Khales as a means to retain them and provide a compelling upside opportunity beyond the Company’s regular executive compensation program and recognize their instrumental roles and exemplary leadership.
•For the year 2023, the prescribed calculation of CAP for the Average Non-PEO NEO includes a special award made to Mr. Khales as a means to retain him and provide a compelling upside opportunity beyond the Company’s regular executive compensation program and recognize his instrumental role and exemplary leadership and a special award made to Mr. Smith in conjunction with his appointment to the position of Interim Chief Financial Officer.
2024 PROXY STATEMENT | 45

EXECUTIVE COMPENSATION
•For the year 2024, the prescribed calculation of CAP for the Average Non-PEO NEO includes a special award made to Mr. Harris in recognition of his continued leadership and dual roles during the transition period from supporting Cardio and Vascular category operations to his global role supporting operations and manufacturing.
For a detailed description of our executive compensation program designs, please see the CD&A.
Relationship Between Pay and Company-Selected Performance Measure
The following describes the relationship between the PEO CAP and the Average Non-PEO NEO CAP (collectively referred to as “NEO CAP”) and organic sales growth percentage (Integer’s company selected measure) for the Company. This metric is used in our PSU awards.
•Generally, as our organic sales growth performance exceeds or is projected to exceed target performance, CAP will increase (holding share price constant), and when organic sales growth is less than or is projected to be less than target performance, CAP will decrease (holding share price constant).
•For the year 2020, the decline in organic sales resulted in the forfeiture of the three-year revenue PSUs granted in 2018, the expected forfeiture of the 2019 revenue PSUs and the reduced forecast for payout of the 2020 revenue PSUs, contributing to a significantly lower level of CAP than had the performance expected at the start of the year been achieved.
•For the year 2021, although organic sales growth improved, the growth did not recover enough from the prior year’s decline to prevent a revised forecast of forfeiture for the 2020 revenue PSUs, which previously were forecasted to have a partial payout, contributing to a lower level of CAP than had the performance expected at the start of the year been achieved.
•The Company did not grant revenue PSUs in 2021 but resumed granting revenue PSUs in 2022.
•For the year 2022, organic sales growth performance did not recover enough to result in any payout of the 2020 revenue PSUs, and they were ultimately forfeited.
•For the year 2023, organic sales growth exceeded target and therefore, the projected payout of the 2022 revenue PSUs improved contributing to a higher level of CAP than had target performance been achieved.
•For the year 2024, organic sales growth exceeded target and therefore, the projected payout of the 2023 revenue PSUs improved contributing to a higher level of CAP than had targeted performance been achieved.
Relationship Between Pay and Net Income
The following describes the relationship between NEO CAP and net income for the Company. Net Income is not a metric in our incentive plans, however, a closely correlated measure, STI AOI, was used to fund our short-term incentive plan in 2020, 2021, 2022, 2023 and 2024. The Company sets its target achievement level based on a realistic but challenging goal, intended to drive stockholder value growth.
•For the year 2020, STI AOI was less than target. Therefore, the Compensation Committee used their discretion to assign an 80.0% payout factor contributing to a lower level of CAP than had target performance been achieved.
•For the year 2021, STI AOI was less than target. Therefore, the Compensation Committee applied the plan formula to assign a 78.1% payout factor contributing to a lower level of CAP than had target performance been achieved.
•For the year 2022, STI AOI was less than target. Therefore, the Compensation Committee applied the plan formula to assign a 58.3% payout factor contributing to a lower level of CAP than had target performance been achieved.
•For the year 2023, STI AOI was more than target. Therefore, the Compensation Committee applied the plan formula to assign a 141.7% payout factor contributing to a higher level of CAP than had target performance been achieved.
•For the year 2024, STI AOI was more than target. Therefore, the Compensation Committee applied the plan formula to assign a 133.35% payout factor contributing to a higher level of CAP than had targeted performance been achieved.
Relationship Between Pay and Company TSR
The following describes the relationship between NEO CAP and TSR for the Company.
•For the year 2020, stock price increased during the year from $80.43 to $81.19. This generally increased the value of the prior years’ grants contributing to a higher CAP than had stock price remained flat. However, the year-end stock price was less than the stock price on the date of the annual grant, $85.40, resulting in less than the grant date fair value being included in CAP for the then current year’s grants.
•For the year 2021, stock price increased during the year from $81.19 to $85.59. This generally increased the value of the prior years’ grants contributing to a higher CAP than had the stock price remained flat. Additionally, the year-end stock price was higher than the stock price on the date of the annual grant, $79.05, resulting in more than the grant date fair value being included in CAP for the then current year’s grants.
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EXECUTIVE COMPENSATION
•For the year 2022, stock price decreased during the year from $85.59 to $68.46. This generally decreased the value of prior years’ grants contributing to a lower CAP than had the stock price remained flat. Additionally, the year-end stock price was less than the stock price on the date of the annual grant, $79.76, resulting in less than the grant date fair value being included in CAP for the then current year’s grants.
•For the year 2023, stock price increased during the year from $68.46 to $99.08. This generally increased the value of the prior years’ grants contributing to a higher CAP than had the stock price remained flat. Additionally, the year-end stock price was higher than the stock price on the date of the annual grant, $74.21, resulting in more than the grant date fair value being included in CAP for the then current year’s grants.
•For the year 2024, stock price increased during the year from $99.08 to $132.52. This generally increased the value of the prior years’ grants contributing to a higher CAP than had the stock price remained flat. Additionally, the year-end stock price was higher than the stock price on the date of the annual grant, $103.99, resulting in more than the grant date fair value being included in CAP for the then current year’s grants.
Additionally, the following components of our executive compensation program provide a further connection between TSR and CAP.
•One-third of our regular annual long-term incentive award for each of our NEOs is based on our relative TSR performance versus the peer group used for executive compensation benchmarking purposes, as listed in the Competitive Market Review section of the CD&A. In order to vest at target our three-year TSR performance must be at the 55th percentile of this peer group. The Compensation Actually Paid reflects the year-end valuation, based on expected payout, for awards unvested at year-end, and the actual value at payout when awards vest.
•In addition to a two-year service-based vesting condition, the special award granted to our CEO in March 2022 required that the 20 consecutive trading day average of our stock price reach $100 for target payout, and $120 for maximum payout, representing increases of 28% and 54%, respectively, over the $78.09 closing stock price on the date of grant. In 2024, the target payout was achieved on January 19, 2024, the maximum payout was achieved on June 11, 2024, and the two-year service-based vesting condition was met on March 11, 2024. Therefore, the special award fully vested at the maximum payout and contributed to a higher level of CAP for 2024 for our PEO than had the award not vested in 2024. For more information regarding this award, please see the “Vesting of 2022 Equity-Based Performance Units for Mr. Dziedzic” section of the CD&A.
Most Important Performance Measures
The six items listed below represent the most important performance metrics under Integer’s executive compensation and incentive programs, as further described in the sections titled “Short-Term Performance-Based Incentives” and “Long-Term Incentive Plan” of the CD&A.

Organic Sales Growth*
Relative TSR*
STI AOI*
Quality CLA Rate
Inventory Days-On-Hand
On-Time Delivery-to-Promise
* Indicates a financial performance metric.
2024 PROXY STATEMENT | 47

CORPORATE GOVERNANCE AND BOARD MATTERS
CORPORATE GOVERNANCE AND BOARD MATTERS
The business of the Company is managed under the direction of the Board. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that reflect the Company’s commitment to good corporate governance. The full text of the Guidelines can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.”
The Company’s Code of Conduct applies to its directors, officers, associates and consultants. The Code of Conduct requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Conduct encourages individuals to report any illegal or unethical behavior that they observe. The Code of Conduct is a guide to help ensure that all such individuals live up to the highest ethical standards. The Company provides all of its associates with a copy of the Company’s Code of Conduct and requires all associates to certify that they are responsible for reading and familiarizing themselves with the Code of Conduct, and adhering to its policies and procedures. The Company's directors must also annually certify that they have read and agree to comply with the Code of Conduct.
The Company also maintains a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the CEO, Chief Financial Officer, Treasurer, Corporate Controller and all other senior financial officers performing similar functions who have been identified by the CEO. This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate financial reporting and compliance with laws, as well as other matters. Our Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” The Company intends to post on its website any amendment to or waiver from any provision in the Code of Conduct or the Code of Ethics for the Chief Executive Officer and Senior Financial Officers that requires disclosure under applicable SEC rules.
Copies of the Guidelines, the Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers also may be obtained without charge by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
Leadership Structure of the Board
The positions of Chair of the Board and CEO have been separate since August 2006. The Board believes this structure continues to be in the best interests of the Company and its stockholders. The Chair of the Board organizes Board activities to enable the Board to effectively provide guidance to and have oversight of and accountability for management. To fulfill that role, the Chair of the Board, among other things, creates and maintains an effective working relationship with the CEO and other members of management and with the other members of the Board, provides the CEO ongoing direction as to Board needs, interests and opinions, and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his or her responsibilities, the Chair of the Board preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chair of the Board include:
•Presiding over all meetings of the Board and stockholders, including regular executive sessions of non-management directors of the Board;
•Establishing the annual agenda of the Board and agendas of each meeting in consultation with the CEO;
•Advising committee chairs, in consultation with the CEO, on meeting schedules, agendas and information needs for the Board committees;
•Defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;
•Coordinating periodic review of management’s strategic plan and the enterprise risk management program for the Company;
•Leading the Board in its review of the succession plan for the CEO and other key members of senior management;
•Coordinating the annual performance review of the CEO and other key senior managers;
•Consulting with committee chairs about the retention of advisors and experts;
•Acting as the principal liaison between the independent directors and the CEO on sensitive issues;
•Working with the Corporate Governance and Nominating Committee to develop and maintain the agreed-upon definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;
•Working with management on effective communication with stockholders;
•Encouraging active participation by each member of the Board; and
•Performing such other duties and services as the Board may require.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Board Independence
The Board has determined that each of our directors, other than Mr. Dziedzic, who is the Company’s President and CEO, is independent under the NYSE’s Corporate Governance Listing Standards. In accordance with the NYSE Corporate Governance Listing Standards, the Board undertook its annual review of director independence with respect to the directors standing for re-election at the Annual Meeting. During this review, the Board considered the materiality of any relationships with the Company from the director’s perspective and the perspective of any persons or organizations with which the director is affiliated. Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships and can also be indirect, such that serving as a partner, director or officer, or holding shares, of an organization that has a relationship with the Company. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
Following the review described above, the Board affirmatively determined that except for Mr. Dziedzic, no current director has a material relationship with the Company that is inconsistent with a determination of independence. Therefore, the Board affirmatively determined that all of the current directors who are standing for re-election at the Annual Meeting, with the exception of Mr. Dziedzic, are independent.
Enterprise Risk Management
The Company has an enterprise risk management program implemented, including with respect to cybersecurity matters, by members of the Company’s senior management. Enterprise risks are identified and their mitigation is prioritized by Company management. The enterprise risk management program as a whole and various components thereof is subject to oversight and review by the Board and its committees.
It is the responsibility of the Corporate Governance and Nominating Committee to oversee the Company’s enterprise risk management program, which is periodically reviewed with the full Board, and that the Company’s risk management assessment is reviewed with management. It is the responsibility of the Audit Committee to oversee the financial risks faced by the Company, and, more specifically, to review and discuss with management and the internal audit department these financial risks and consider the risk of management’s ability to override the Company’s internal controls. Additionally, the Company’s Chief Information Security Officer provides updates to the Audit Committee, at least twice each year, on cybersecurity risks, incidents and incident resolution (with any incidents of significance being reported at, or prior to, the Audit Committee’s next meeting). As part of the Company’s efforts to mitigate cybersecrurity risks, it provides annual mandatory cybersecurity awareness and information handling training to all associates. The Compensation Committee has responsibility for overseeing the relationship between risk management policies and compensation and to evaluate compensation policies in light of these risks.
The Board as a whole has oversight responsibility for the Company’s strategic risks. Throughout the year, management regularly reports on each identified enterprise risk to the relevant committee or the Board. In addition to updates provided to the Audit Committee, at least once each year, the Company’s Chief Information Security Officer also provides information on cybersecurity risks and the Company’s approach to protecting the Company’s data and systems infrastructure to the Board. In the event of a material cybersecurity event, management would notify Board members, as appropriate, and, in compliance with our procedures and established management-level committees, determine the timing and extent of the response and public disclosure and whether any future vulnerabilities are expected. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee. Allocating various aspects of risk oversight among the committees encourages the independent directors to be fully engaged in the risk oversight responsibilities of the Board. Also, we believe that the separation of the Chair of the Board and CEO roles further supports the Board’s risk oversight role.
Committees and Meetings of the Board
The Board has standing Audit, Compensation and Organization, Corporate Governance and Nominating, and Technology Strategy Committees. Each committee has a written charter that can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” Copies of the charters may be obtained without charge by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
The Board held eight meetings in 2024. Each director attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which that director served. The Company encourages, but has no formal policy regarding, director attendance at its annual meeting of stockholders. Each of the Company’s directors serving on the Board attended the 2024 Annual Meeting of Stockholders.
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Audit Committee. The Audit Committee currently consists of Mmes. Antrum and Hobby and Messrs. Hinrichs (Chair), Jeffers, Passerini and Spence. The Audit Committee’s primary purpose is assisting the Board in overseeing the (i) integrity of the Company’s financial statements, (ii) Company’s compliance with legal and regulatory requirements, (iii) Company’s independent registered public accounting firm qualifications and independence, (iv) performance of the Company’s internal audit function and independent registered public accounting firm, (v) evaluation of financial risk issues and cybersecurity risk issues, (vi) Company’s system of disclosure controls and procedures, and (vii) the Company’s system of internal controls regarding finance, accounting, legal compliance, related-person transactions and ethics that management and the Board have established.
The Audit Committee held eight meetings in 2024.
Compensation and Organization Committee. The Compensation Committee currently consists of Mmes. Antrum and Capps and Messrs. Hinrichs, Maxwell and Spence (Chair). The Board has determined that each member of the Compensation Committee is independent as defined under the NYSE Corporate Governance Listing Standards applicable to compensation committee members. The Compensation Committee’s primary purpose is establishing and overseeing the Company’s executive compensation programs so as to attract, retain and motivate superior executives and ensuring that senior executives of the Company and its wholly-owned subsidiaries are compensated appropriately and in a manner consistent with the Company’s compensation philosophy. The Compensation Committee also administers the Company’s stock incentive plans.
The Compensation Committee held six meetings in 2024.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Mmes. Bailey and Hobby and Messrs. Jeffers, Passerini and Summers (Chair). Each member of the Corporate Governance and Nominating Committee is independent under the NYSE Corporate Governance Listing Standards. Working closely with the full Board, the Corporate Governance and Nominating Committee reviews, on an annual basis, the composition of the Board and whether the Company is being well served by the directors. Factors considered by the Corporate Governance and Nominating Committee in assessing Board composition support the Board’s commitment to maintaining a diversity of skill sets, experiences and qualifications on the Board, as evidenced by the range of talents, experiences and skills of current Board members, the balance of management and independent directors, and the need for financial or other specialized expertise. The Corporate Governance and Nominating Committee also considers the diversity of skills, experiences and qualifications when considering and evaluating new candidates for Board membership, using the same process for evaluating candidates whether the candidate has been recommended for consideration by a committee member, another director, management or one or more stockholders. The Corporate Governance and Nominating Committee has sole authority to retain a search firm to assist in identifying qualified director candidates. Stockholders wishing to submit recommendations for candidates to the Board must supply information in writing regarding the candidate to the Corporate Governance and Nominating Committee at the Company’s offices at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. The information should include, at a minimum, the candidate’s name, biographical information, qualifications and availability for service. The written submission should comply with the substantive and timing requirements set forth in the Company’s bylaws.
The nominees to the Board described in this Proxy Statement were unanimously recommended by the Corporate Governance and Nominating Committee and approved unanimously by the Board.
The Corporate Governance and Nominating Committee also develops and recommends corporate governance guidelines applicable to the Company to the Board and evaluates the effectiveness of the Board. Additionally, the Corporate Governance and Nominating Committee oversees the Company’s strategy on corporate social responsibility and sustainability, including evaluating the impact of Company practices on communities and individuals and overseeing the development of policies and procedures related to the Company’s corporate social responsibility and sustainability activities.
The Corporate Governance and Nominating Committee held four meetings in 2024.
Technology Strategy Committee. The Technology Strategy Committee currently consists of Mmes. Antrum, Bailey, Capps and Hobby and Messrs. Hinrichs, Jeffers, Maxwell (Chair), Passerini, Spence and Summers. The Technology Strategy Committee (i) provides oversight of the alignment of Company’s growth and innovation strategy with corporate strategy, (ii) supports and provides oversight of management’s direction on the development of strategic plans relating to technology investments, (iii) monitors and advises the Board on scientific matters, including the Company’s strategically significant technology projects, the Company’s innovation pipeline and general emerging science and technology issues and trends, and (iv) oversees the identification, acquisition or development of new and enabling technologies.
The Technology Strategy Committee held four meetings in 2024.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Executive Sessions of the Board
The independent non-management directors typically meet without management in executive session at the conclusion of each regularly scheduled Board meeting and at such other times as they deem appropriate. Our Board Chair presided at the meetings of the non-management directors when they met in executive sessions during 2024.
Board/Committee/Director Evaluations
The Board has a three-part annual evaluation process that is coordinated by the independent Chair of the Board and the Chair of the Corporate Governance and Nominating Committee: committee self-evaluations; a full Board evaluation; and the evaluation of the individual directors. In consultation with our independent Chair of the Board, the Corporate Governance and Nominating Committee determines the overall process, scope, and content of the Board’s annual self-evaluation process, which includes an extensive performance assessment questionnaire with specific portions dedicated to self-evaluation of each committee. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, whether the meeting materials are effective, and other matters. The full Board evaluation considers the following factors, among others, in light of the committee self-assessments: (i) the effectiveness of the board organization and committee structure; (ii) the quality of meetings, agendas, presentations and meeting materials; (iii) the effectiveness of director preparation and participation in discussions; (iv) the effectiveness of director selection, orientation and continuing education processes; (v) the effectiveness of the process for establishing the CEO’s performance criteria and evaluating his performance; and (vi) the quality of administrative planning and logistical support. The independent Chair of the Board and the Chair of the Corporate Governance and Nominating Committee review the responses and share the committee assessments with the individual committee chairs.
Individual director performance assessments are conducted informally as needed and involve a discussion among the Chair of the Board and other directors, including members of the Corporate Governance and Nominating Committee. In addition, the Chair of the Board and the Chair of the Corporate Governance and Nominating Committee provide individual feedback, as necessary.
The Corporate Governance and Nominating Committee reviews best practices annually relating to Board and committee self-evaluation processes and makes changes to the form and scope of its evaluation process so that the procedures continue to provide the Board with an effective mechanism to evaluate the Board’s performance and effectiveness and makes changes the Board determines are necessary and appropriate.
Director Orientation and Continuing Education
All new directors participate in the Company’s director orientation program. This orientation program is designed to familiarize new directors with the Company and its operations, through a review of background material, meetings with senior management, a mentorship program pairing new directors with experienced directors, and plant and facility tours. The orientation allows new directors to become familiar with the Company’s business and strategic plans; significant financial matters; core values, including ethics, compliance programs and corporate governance practices; and other key policies and practices. Directors, other than the President and CEO, generally serve on two or three committees apiece, with the majority of directors serving on three committees. The Company believes this accelerates the learning curve for its newer directors and provides the committees and the Company’s more tenured directors with fresh perspectives.
We also support a continuing education program for directors and encourage directors to participate therein. The Corporate Governance and Nominating Committee is responsible for the administration of the continuing education program and periodically reviews and updates the program. Continuing education opportunities available to our directors include Company-sponsored courses or events, in-person or online director education programs and publications sponsored by outside parties, online training courses offered as part of our compliance training program for employees, and certain other educational experiences as may be approved by the Corporate Governance and Nominating Committee from time to time.
Communications with the Board
Any stockholder or interested party who wishes to communicate with the Chair of the Board, the non-management directors of the Board as a group or the entire Board may do so by writing to them in care of the following address: Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. In addition, the Chair of the Board receives a copy of each communication submitted by stockholders or other interested parties via the Integer Ethics Direct Line page, which can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.”
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CORPORATE GOVERNANCE AND BOARD MATTERS
Compensation Committee Interlocks and Insider Participation
During at least some portion of 2024, Mmes. Antrum and Capps and Messrs. Hinrichs, Maxwell and Spence served on the Compensation and Organization Committee. No person who served as a member of the Compensation and Organization Committee during fiscal year 2024 was (i) an officer or employee of the Company during such fiscal year, (ii) formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.
Director Compensation
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In 2024, each non-employee director was paid a retainer of between $260,000 and $380,000, depending on the role of the director, in a combination of cash and equity awards. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. All awards and changes to directors’ compensation are approved by the Board. In addition to the cash and equity retainers described below, the Company also reimburses each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees.
Cash Retainers. In 2024, the cash portion of each non-employee director’s annual retainer was $80,000. Directors also received additional cash payments in 2024 as follows:

Chair of the Board	$60,000
Audit Committee Chair	20,000
Compensation and Organization Committee Chair	15,000
Corporate Governance and Nominating Committee Chair	10,000
Technology Strategy Committee Chair	10,000
Audit Committee Member, including Committee Chair	10,000
Equity Retainers. In 2024, the equity-based portion of each non-employee director’s annual retainer was equal in value to $180,000 ($240,000 for the Chair of the Board) consisting of restricted stock units (based on the closing price of the common stock on the date of grant). The number of restricted stock units granted is calculated using the closing price of the Company’s common stock on the date of grant. The directors' equity awards for 2024 were granted on May 22, 2024, vesting in four equal installments, on the three-, six- and nine-month anniversaries of the grant date, and the last installment vesting on May 20, 2025.
Any non-employee director taking office other than on the date of an annual meeting will receive a prorated portion of the annual equity retainer, as of the date he or she takes office. Any prorated annual equity retainer will vest in equal installments on each regularly scheduled vesting date applicable to non-employee directors who have continuously served since the most recent annual meeting.
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CORPORATE GOVERNANCE AND BOARD MATTERS
The following table sets forth the compensation earned by our non-employee directors during 2024.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sheila Antrum	90,000	179,924	269,924
Pamela G. Bailey	140,000	239,979	379,979
Cheryl C. Capps	80,000	179,924	259,924
James F. Hinrichs	114,190	179,924	294,114
Jean Hobby	99,282	179,924	279,206
Tyrone Jeffers	90,000	179,924	269,924
M. Craig Maxwell	90,000	179,924	269,924
Filippo Passerini	90,000	179,924	269,924
Donald J. Spence	99,153	179,924	279,077
William B. Summers, Jr.	90,000	179,924	269,924
(1)The amounts indicated represent the cash amount earned for annual retainers and specified Board service.
(2)The amounts represent the aggregate grant date fair value of awards granted. The valuation is based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 20, 2025.
The following table sets forth each non-employee director’s outstanding stock options as of December 31, 2024.

Director Name	Outstanding Stock Options (#)
Pamela G. Bailey	11,542
M. Craig Maxwell	17,385
Donald J. Spence	20,521
Compensation Review. Consistent with current best practices and with the assistance of information provided by FW Cook, the Board periodically reviews director compensation.
Director Stock Ownership Guidelines. To align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation Committee designed and the Board approved stock ownership guidelines for non-employee directors. These ownership guidelines call for non-employee directors to own at least 6,000 shares of Company common stock within five years of election as a director. The following types of shares of Company common stock qualify for purposes of determining compliance with these ownership guidelines: (i) shares owned by the director or his or her immediate family members residing in the same household, or held in a trust or partnership controlled by the director or his or her immediate family members residing in the same household, (ii) shares owned as a result of the vesting of restricted stock awards or restricted stock unit awards, (iii) shares acquired upon stock option exercise that the director continues to hold, and (iv) restricted stock awards or restricted stock unit awards that vest over time and have no performance-based vesting requirements. In addition, a non-employee director may not sell shares of Company common stock, except through “sell to cover” exercises of stock options, unless the value of the non-employee director’s holdings of Company common stock exceeds five times the value of the annual cash retainer paid to the non-employee director. Each of our directors has achieved these ownership guidelines.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Related-Person Transactions
The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and related-persons of the Company. A copy of the Company’s policy on related-person transactions can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” Under this policy, every proposed transaction between the Company and a director, executive officer, a director nominee, stockholder owning in excess of 5% of the common stock or any immediate family member or entity of the foregoing persons involving an amount in excess of $120,000 and in which the related-person will have a direct or indirect material interest, must be approved or ratified by the Audit Committee. If the transaction involves a related-person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote regarding such approval. All related-person transactions are reported by the Audit Committee to the Board. The Board has determined that there were no related-person transactions, as defined above, that occurred in 2024.
Audit Committee Report
The Audit Committee consists of Mmes. Antrum and Hobby and Messrs. Hinrichs (Chair), Jeffers, Passerini and Spence, each of whom the Board has determined is “independent” in accordance with applicable securities laws and the NYSE, Corporate Governance Listing Standards applicable to audit committee members for purposes of service on the Audit Committee. The Board also has determined that Ms. Hobby and Messrs. Hinrichs and Spence each qualify as an “audit committee financial expert” under the applicable rules of the SEC.
The Audit Committee reviewed and discussed the information contained in the Company’s 2024 quarterly earnings announcements with management and the independent registered public accounting firm prior to public release. They also reviewed and discussed the information contained in the Company’s 2024 Quarterly Reports on Form 10-Q and Annual Report on Form 10-K with management and the independent registered public accounting firm prior to filing with the SEC. In addition, the Audit Committee met regularly with management, internal auditors and the independent registered public accounting firm on various financial and operational matters, including to review plans and scope of audits and audit reports and to discuss necessary action.
In connection with the Company’s fiscal year 2024 consolidated financial statements, the Audit Committee has:
•reviewed and discussed with management the Company’s 2024 audited consolidated financial statements;
•discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for fiscal year 2024.
Respectively submitted by the Audit Committee,
James F. Hinrichs (Chair)
Sheila Antrum
Jean Hobby
Tyrone Jeffers
Filippo Passerini
Donald J. Spence
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OTHER GOVERNANCE PRACTICES
OTHER GOVERNANCE PRACTICES
Environmental, Social and Governance Matters
At Integer, we are committed to enhancing the lives of patients worldwide, while conducting our business in a socially and environmentally responsible manner to benefit our associates, customers, stockholders and the communities in which we live and work. We believe that to be good corporate citizens, we must understand and focus on ESG matters that impact our stakeholders and the communities in which we operate and must also align our ESG goals, programs and initiatives to our corporate strategy. To continually improve and centralize our ESG disclosures, in 2024 we released our first ever ESG Impact Report, “Making a Difference: Integer’s Inaugural Impact Report,” which can be found on the Corporate Citizenship page of the Company's website at integer.net. The content of the Company’s ESG Impact Report and our website, including our Corporate Citizenship page, are not, and should not, be deemed to be incorporated by reference in this proxy statement or otherwise filed with the SEC.
ESG Governance. While the Board retains formal oversight of all ESG matters for the Company, responsibility for ESG reaches beneath our executive and managerial ranks into operations management and functional experts. Functional experts compose our cross-functional Management ESG Council, which is responsible for researching and recommending strategy relating to ESG matters to our Executive ESG Council. The Executive ESG Council is responsible for both providing oversight and direction to the Management ESG Council, which includes aligning program priorities and ensuring resource availability, and integrating ESG objectives across the Company. Our Senior Vice-President, General Counsel and Corporate Secretary retains primary responsibility for corporate governance measures and is also responsible for ESG program oversight and coordination of strategic objectives with other executives, the CEO and the Board. Our Chief Human Resources Officer is responsible for Human Capital initiatives. Our Corporate Governance and Nominating Committee of the Board maintains formal oversight responsibilities for our ESG program, but all Board committees have a distinct role in overseeing portions of our ESG objectives, with regular discussions at meetings of the full Board, as outlined below:

Board Oversight of Environmental, Social Responsibility and Corporate Governance Matters

Board of Directors (retains ultimate oversight of ESG issues)

Audit Committee	Corporate Governance and Nominating Committee	Compensation and Organization Committee
Oversees financial risks and the policies, guidelines and process by which management assesses and manages risks, which includes oversight of ESG metrics, key performance indicators and disclosure in SEC and financial filings and development of ESG-related disclosure controls and procedures	Oversees the Company's strategy on corporate social responsibility and sustainability, including evaluating the impact of Company practices on communities and individuals and overseeing the development of Company ESG policies and procedures	Oversees the Company's inclusion policies, programs, initiatives and supporting systems

Senior Vice President and General Counsel
Responsible for ESG program oversight and coordination of strategic objectives with the CEO and the Board

Executive ESG Council
Executive management team responsible for providing oversight and direction to the Management ESG Council, aligning program priorities and ensuring resource availability

Management ESG Council
Cross-functional management team responsible for researching and recommending strategy related to ESG matters to Executive ESG Council
Overall Performance and Actions.
External Reporting. During 2024, the Management ESG Council in collaboration with the Company's corporate communications team released Integer’s first ever public facing ESG Report. The report, “Making a Difference: Integer’s Inaugural Impact Report” highlights the Company's ESG related activities, initiatives, metrics and goals. This report provides details on our evolving ESG foundation, governance practices, our people and culture, and our environmental strategy with reference to the Global Reporting Initiative (GRI) 2021 standards. This report can be found on the Corporate Citizenship page of the Company's website at integer.net The Board was actively engaged throughout the report preparation process to oversee that the report accurately reflects the Company's ESG activities and aligns with our Company strategy.
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OTHER GOVERNANCE PRACTICES
Environmental Performance and Actions.
During 2022, the Management ESG Council conducted a gap analysis of the SEC’s proposed climate change disclosure rule to identify the Company’s readiness to comply with its provisions as proposed. This analysis was shared with the Executive ESG Council and the Corporate Governance and Nominating Committee, both of which provided direction regarding actions intended to reduce certain potential gaps. The Company believes that its use of a single instance ERP system coupled with analysis and reporting generated by licensed software will facilitate compliance with potential disclosure requirements for Scope 1 and Scope 2 greenhouse gas emissions. In 2024, the Management ESG Council continued to monitor the progress and status of these disclosure rules and other climate change related legislation in the U.S. in addition to other applicable regulations in the EU.
Social Performance and Actions.
Human Capital. Our Board and executive team put significant focus on our human capital resources, as we strive to build leadership capability and create an inclusive work environment that inspires excellence. This cultural framework recognizes the value of individuals as critical to Integer’s operational strategy. Our human capital initiatives include associate management and development, leadership development, equitable and competitive compensation, and benefits and inclusion and non-discrimination (which is discussed below). More detail on these initiatives can be found on pages 11 and 12 of the Company's Annual Report on Form 10-K filed on February 20, 2025.
Inclusion and Non-discrimination. We are committed to be an inclusive company in which all of us accept, respect and value one another’s individual differences and encouraging different perspectives and ideas that improve team synergy and communication. We have developed a formal strategy related thereto, which creates a robust engagement platform designed to increase innovation and enhance communication and business synergies. Our strategy utilizes both a management and an executive cross-functional council to advance our global inclusion strategies at all levels of our organization.
Through our values and Code of Conduct, we strive to create a culture that unifies and embraces the uniqueness each associate brings to Integer, positioning us for long-term success. We are committed to creating a better, more inclusive company in which all of us accept, respect and value one another’s individual differences, encouraging different perspectives and ideas that improve team synergy and communication. We seek to instill an inclusive mindset in our leaders and associates and foster an inclusive work environment, so the Company can seek to realize the full value of its workforce. The Company has established and maintains six employee resource groups, which are voluntary, employee-led groups of associates who join based on common interests, backgrounds or demographic factors.
Employee Safety. The Company continually pursues excellence with respect to employee safety. Our corporate safety strategy includes identifying hazards and risks, implementing measures to prevent incidents, and training associates in safe practices to improve performance. We strive for an injury and accident-free workplace by following the SAFE-T program, which focuses on identifying and reducing potential risk in order to prevent injuries and accidents from occurring – See safety hazards, Act to address concerns, Follow-Up to correct hazards, and Engage all employees to be SAFE-Together.
All employees are accountable to report observations, near-misses, and incidents. The Company reviews, analyzes and compiles data using incident management software to look for trends and to ensure corrective and preventative actions are tracked to completion. Each Company site sets tailored continuous safety improvement goals on leading indicators and evaluates progress against specific measures, including SAFE-T engagement, closure of corrective actions, and lagging indicators such as total recordable incident rate and days away, restricted or transferred. For the past three years, the Company has maintained a total recordable incident rate significantly better than the OSHA industry average for the NAICS codes that correspond to our businesses.
Additional activities and actions. In addition to those described above, the following on-going corporate activities and actions further demonstrate our commitment to ESG matters:
•Employing a Senior Director tasked with leading the development of strategies and actions to ensure that we maintain and enhance the inclusive environment we have fostered.
•Organizing and supporting the expansion of employee resource groups, which are voluntary, employee-led groups comprised of associates who join together based on common interests, backgrounds or demographic factors.
•Fostering social awareness, including evaluating our products and supply chain in areas of the world that use forced labor or mine conflict minerals.
•Contributing to the local communities where our facilities and offices are located, including providing financial and volunteer support for various regional and local charitable organizations, non-profits and other community programs.
•Decreasing or discontinuing use of certain hazardous chemicals, resulting in improved emissions, waste and associate safety.
•Integrated a safety and chemical review process for all significant changes in manufacturing within our business processes to seek to reduce risk and increase safety for our associates and customers.
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OTHER GOVERNANCE PRACTICES
•Implementing tools to help us monitor and mitigate our climate impact. Our initial focus is on understanding our energy utilization. With this data, we will be able to operate more efficiently and minimize waste.
•Established an energy usage and tracking process that has enabled us to understand our baseline Scope 1 and Scope 2 emissions. As a next step, Integer has begun assessing energy reduction opportunities at one of our largest facilities in New Ross, Ireland. The facility has a multi-year plan with energy reduction projects and initiatives scoped and planned through 2030, the first of which were implemented in 2023.
We will continue to expand on our ESG strategy and programs to ensure continuous improvement and provide transparency and accountability to our stakeholders. We recognize the importance of ESG considerations and are firmly committed to conducting business in a sound and socially responsible manner. For more information on our all our ESG initiatives including Environmental, Health, Safety & Security (EHSS), Charitable Giving, and Governance initiatives, please visit our website as www.integer.net.
Engagement with Investors and Market Participants
We believe that effective corporate governance includes a regular, active dialogue with our stockholders, analysts covering our Company and other market participants. Through these engagement efforts, we seek to better understand investors’ interests and concerns regarding, among other items, our strategy and financial results, our executive compensation program, corporate governance-related issues, and environmental and social matters. We value the feedback received. We are working to further improve our level of engagement by expanding our dialogue with stockholders and other market participants, actively seeking increased analyst coverage, revising disclosures to increase clarity, and improving the effectiveness of our communications.
Our ESG goals include continually developing, implementing and monitoring ESG initiatives, policies and communications to allow us to better manage our impact on the environment and how we engage with society and our community, while ensuring accountability on our commitments. We expect that our ESG strategy and goals will continue to evolve and build on our key values of innovation, collaboration, inclusion, candor and integrity.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Beneficial Owners of Shares
The following table sets forth certain information with respect to all persons known to the Company to be the beneficial owner of more than 5% of its outstanding common stock as of March 24, 2025, except to the extent indicated otherwise in the footnotes below. The percentage of common stock owned is based upon _________ shares outstanding as of March 24, 2025.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,405,505	%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	3,802,706	%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road, Building One Austin, TX 78746	1,700,370	%
(1)BlackRock, Inc. filed a Schedule 13G/A on January 22, 2024. The beneficial ownership information presented in this footnote is based solely on the Schedule 13G/A. The reported securities are owned by BlackRock, Inc. and its affiliated companies listed in the Schedule 13G/A. BlackRock, Inc. reports sole investment power with respect to the 5,405,505 reported shares and sole voting power with respect to 5,571,167 of the reported shares. In this same Schedule 13G/A filing, BlackRock, Inc. identified iShares Core S&P Small-Cap ETF as having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such reported securities.
(2)The Vanguard Group, Inc. filed a Schedule 13G/A on February 13, 2024. The beneficial ownership information presented in this footnote is based solely on the Schedule 13G/A. The reported shares are owned by The Vanguard Group, Inc. and its subsidiaries listed in the Schedule 13G/A. The Vanguard Group, Inc. reports sole investment power with respect to 3,745,059 of the reported shares, shared investment power with respect to 57,647 of the reported shares, sole voting power with respect to none of the reported shares, and shared voting power with respect to 22,003 of the reported shares.
(3)Dimensional Fund Advisors LP filed a Schedule 13G/A on January 23, 2025. The beneficial ownership information presented and information contained in this footnote is based solely on the Schedule 13G/A. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, Dimensional reports that all such common stock is owned by the Dimensional Funds and disclaims beneficial ownership of such common stock. Dimensional Funds reports sole investment power with respect to 1,700,370 of the reported shares, shared investment power with respect to none of the reported shares, sole voting power with respect to 1,651,396 of the reported shares, and shared voting power with respect to none of the reported shares.
58 | 2024 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership by Directors and Executive Officers
The beneficial ownership of common stock by each of the directors, each of the NEOs, and by all directors and executive officers as a group is set forth in the following table as of March 24, 2025, together with the percentage of total shares outstanding represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if that person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days. The percentage of common stock owned is based upon _________ shares outstanding as of March 24, 2025.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Sheila Antrum	(1)	*
Pamela G. Bailey	(1)(2)	*
Cheryl C. Capps	(1)	*
Joseph W. Dziedzic	(2)	*
James F. Hinrichs	(1)	*
Jean Hobby	(1)	*
Tyrone Jeffers	(1)	*
M. Craig Maxwell	(1)(2)	*
Filippo Passerini	(1)	*
Donald J. Spence	(1)(2)	*
William B. Summers, Jr.	(1)	*
Diron Smith	(1)	*
John Harris
Payman Khales		*
Jim Stephens	(1)	*
All directors and executive officers as a group (19 persons)	(1)(2)	__%
(1)Includes the following shares subject to restricted stock units granted under the Company’s stock incentive plans, all of which are issuable pursuant to restricted stock units that are vested or potentially issuable within 60 days after March 24, 2025: Ms. Antrum – ______ shares; Ms. Bailey – ______ shares; Ms. Capps – ______ shares; Mr. Hinrichs – ______ shares; Ms. Hobby – ______ shares; Mr. Jeffers – ______ shares; Mr. Maxwell – ______ shares; Mr. Passerini – ______ shares; Mr. Spence – ______ shares; Mr. Summers – ______ shares; Mr. Smith – ______ shares; Mr. Stephens – ______ shares; and all directors and executive officers as a group – ______ shares.
(2)Includes the following shares subject to options granted under the Company’s stock incentive plans, all of which are currently exercisable or exercisable within 60 days after March 24, 2025: Ms. Bailey – ______ shares; Mr. Dziedzic – ______ shares; Mr. Maxwell – ______ shares; Mr. Spence – ______ shares; and all directors and executive officers as a group – ______ shares.
* Less than 1%
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of the Company’s common stock. To the Company’s knowledge, based upon the reports filed and written representations regarding reports required during the 2024 fiscal year, no executive officer or director of the Company failed to file reports required by Section 16(a) on a timely basis.
2024 PROXY STATEMENT | 59

OTHER MATTERS
OTHER MATTERS
Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.
A copy of the Company’s Annual Report on Form 10-K for fiscal year 2024 may be obtained without charge by any stockholder by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. Additionally, the Company’s Annual Report on Form 10-K for fiscal year 2024 can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Financial Information.”
Stockholder Proposals for the 2026 Annual Meeting of Stockholders
In order for a stockholder proposal for the 2026 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s proxy statement, we must receive it, at our principal executive offices, no later than December 8, 2025. You must provide your proposal to us in writing and your notice must contain the information required by the Company’s bylaws.
The proposal should be submitted to the Company’s principal executive offices in Plano, Texas and should be directed to the attention of the General Counsel and Corporate Secretary of the Company.
The Company’s bylaws provide that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing the information specified in the bylaws) not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting of stockholders. These requirements are separate from, and in addition, to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement. A stockholder wishing to submit a proposal for consideration at the 2026 Annual Meeting of Stockholders, which is not submitted for inclusion in the proxy statement, should do so between January 21, 2026 and February 20, 2026.
In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended.
By Order of the Board of Directors,

Plano, Texas
April [ ], 2025
60 | 2024 PROXY STATEMENT

GENERAL INSTRUCTIONS

GENERAL INFORMATION – QUESTIONS AND ANSWERS
Why did I receive a letter in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
As permitted by the SEC, instead of mailing a printed copy of our proxy materials to all of our stockholders, we are furnishing to stockholders our Notice of the Annual Meeting, this Proxy Statement, and our Annual Report for 2024 primarily over the internet through the notice and access process. The Annual Report is not part of the proxy solicitation materials.
On or about April [ ], 2025, we sent a Notice of Internet Availability of Proxy Materials (the “Notice and Access Letter”) to each of our stockholders. Stockholders have the ability to access the proxy materials on a website referred to in the Notice and Access Letter and to download printable versions of the proxy materials or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the materials may be found in the Notice and Access Letter. If you received the Notice and Access Letter, you will not receive a paper copy of the proxy materials unless you request one. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of the annual meeting of stockholders.
Why am I being provided this proxy statement?
We are providing this proxy statement to you because our Board is soliciting your proxy to vote your shares of the Company’s common stock at the Annual Meeting, or any adjournment or adjournments thereof. This proxy statement contains information about matters to be voted upon at the Annual Meeting and other information required by the SEC and NYSE.
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at the 5830 Granite Parkway, Suite 1150, Plano, Texas 75024 at 9:00 a.m., Central Time, on Wednesday, May 21, 2025. The Company’s mailing address is 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, and its telephone number is (214) 618-5243.
Who is entitled to vote at the Annual Meeting?
Common stockholders of record at the close of business on March 24, 2025 are entitled to vote at the Annual Meeting. At that time, the Company had outstanding _________ shares of common stock. Each share of common stock is entitled to one vote. Shares may not be voted at the Annual Meeting unless the owner is present or represented by proxy, as more fully explained in this proxy statement. Individuals who hold shares of common stock under the Company 401(k) Plan are entitled to vote those shares of common stock held in their accounts.
How can I give my proxy or vote?
You can give your proxy to vote via the Internet or telephone by following the instructions found in the Notice and Access Letter. If you received printed copies of the proxy materials by mail, the instructions for giving your proxy to vote via the Internet or telephone are found on the proxy card, or you may complete, sign, date and return the physical proxy card accompanying this proxy statement. The telephone and Internet voting procedures are designed to authenticate that you are a stockholder by use of a control number and allow you to confirm that your instructions have been properly recorded. If you are a stockholder of record, the method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person.
May I revoke my proxy?
How you hold your shares (stockholder of record or beneficial owner) determines how and when you may revoke your proxy. A stockholder of record may revoke a proxy that has been previously given at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy, in either case, to the General Counsel and Corporate Secretary, at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, or by voting in person at the Annual Meeting. A beneficial owner must follow the instructions from his or her broker, bank or other intermediary to revoke his or her previously given proxy.
How will my proxy be voted?
Your proxy will be voted in accordance with the direction you provide, if any. If you submit your proxy but do not specify how you want to vote your shares, your shares will be voted FOR the election as directors of the 10 persons named under the section titled “Nominees for Director”; FOR ratifying the appointment of Deloitte & Touche as the independent registered public accounting firm of the Company for fiscal year 2025; FOR approving, on an advisory basis, the compensation of the named executive officers; and FOR approving an amendment to the Company’s Restated Certificate of Incorporation to include an officer exculpation provision.
2024 PROXY STATEMENT | 61

GENERAL INSTRUCTIONS
What is a “broker non-vote?”
A “broker non-vote” occurs when the broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you own your shares in “street name” and do not provide voting instructions to your broker, then your shares will not be voted at the Annual Meeting on any proposal with respect to which your broker does not have discretionary authority.
What is required for a quorum at the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Broker non-votes will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum, but, under NYSE rules, brokers will not be permitted to vote (i) in the election of directors, (ii) on the advisory vote to approve the compensation of the Company’s named executive officers, or (iii) on the amendment to the Company’s Restated Certificate of Incorporation to include an officer exculpation provision unless specific voting instructions are provided to the broker. We therefore encourage beneficial owners of shares whose shares are held in street name to direct their vote for all agenda items on the form of proxy or instruction card sent by their broker, bank or other intermediary.
What vote is required to elect directors?
Directors will be elected by a plurality of votes cast. This means the 10 nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. “Withhold” votes and broker non-votes will have no effect on the outcome of the voting to elect directors.
What happens if an incumbent director nominee does not receive a majority of votes cast in favor of his or her election?
Under the Company’s Corporate Governance Guidelines, any nominee for director who receives a greater number of “withhold” votes than “for” votes is expected to tender his or her resignation to the Board for consideration in accordance with the Corporate Governance Guidelines.
What vote is necessary to approve Proposals 2 and 3?
The affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal) at the Annual Meeting is required to ratify the appointment of Deloitte & Touche as the independent registered public accounting firm of the Company for fiscal year 2025 (Proposal 2) and to approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 3). Abstentions will not constitute votes cast on either of these proposals and therefore will not affect the outcome of these proposals. Broker non-votes will not constitute votes cast on either of these proposals and therefore will not affect the outcome of these proposals.
What vote is necessary to approve Proposal 4?
The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote (meaning that a majority of the outstanding shares of our common stock as of the Record Date must have voted “for” the amendment to the Company’s Restated Certificate of Incorporation to include an officer exculpation provision (Proposal 4) in order for this amendment to the Company’s Restated Certificate of Incorporation to be approved). Abstentions and “broker non-votes” will have the same effect as votes against this proposal.
Who is paying for the solicitation of proxies?
The Company will bear the cost of soliciting proxies in the accompanying form of proxy. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we are making this solicitation by mail, by telephone and in person using the services of some employees of the Company or its subsidiaries at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses they incur in sending proxy materials to beneficial owners of the common stock.
What do I have to bring to attend the Annual Meeting in person?
To be admitted to the Annual Meeting, you will need to bring a valid photo ID or other satisfactory proof of identification. If you are a beneficial owner, you must also bring evidence of your share ownership that can include a notice from your broker, bank or other intermediary regarding the availability of these proxy materials or a recent account statement or letter from the bank, broker or other intermediary that holds your shares and confirms your beneficial ownership of those shares.
62 | 2024 PROXY STATEMENT

APPENDIX A

APPENDIX A
Information Regarding Non-GAAP Financial Measures
The Proxy Summary of this proxy statement contains two non-GAAP financial measures — Adjusted operating income and Adjusted earnings per share. The tables beginning on on page A-2 of this proxy statement reconcile the non-GAAP financial measures in the Proxy Summary to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with similar names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from of our non-GAAP financial measures:
•Amortization of intangible assets
•Certain legal expenses and gains
•Restructuring and restructuring-related charges
•Acquisition and integration costs
•Other general expenses
•Medical device regulations
•Other adjustments
•Inventory step-up amortization
We also exclude the following items from non-GAAP Adjusted earnings per share:
•Gain or loss on equity investments
•Loss on extinguishment of debt
•Tax effects and adjustments
•Impact of capped call option contracts
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Amortization of intangible assets. When we acquire a business, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives.
Certain legal expenses and gains. Certain legal expenses and gains associated with non-ordinary course legal matters.
Restructuring and restructuring-related charges. We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.
Acquisition and integration costs. Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.
Other general expenses. We exclude from our non-GAAP financial measures gains and losses on disposal of property, plant and equipment because they are unrelated to our ongoing business operating results. These expenses may also include property losses and related expenses.

APPENDIX A
Medical device regulations. The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
Other adjustments. Other adjustments includes costs associated with leadership transitions and certain formal strategic projects. Leadership transition costs primarily include severance costs associated with the departure of executives and incremental costs associated with the related leadership transitions. Strategic projects primarily involve system reconfiguration to support our manufacturing excellence operational strategic imperative and investments in certain technology and platform development to align our capabilities to meet customer needs.
Inventory step-up amortization. The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold.
Gain or loss on equity investments. We exclude gains and losses on our investments in equity securities.
Loss on extinguishment of debt. Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts which are included in interest expense.
Tax effects and adjustments. We exclude the income tax effects of the non-GAAP pre-tax adjustments described above and eliminate the effects of non-recurring and period-specific items which can vary in size and frequency. We compute the estimated tax impact related to the respective adjustments using a 21% U.S. tax rate and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
Impact of capped call option contracts. The weighted average shares used to calculate diluted EPS in accordance with GAAP includes dilution, when applicable, resulting from the potential conversion of our 2.125% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”). In connection with the issuance of the 2028 Convertible Notes, we entered into capped call contracts which are expected to reduce the potential dilution on our common stock in connection with any conversion of the 2028 Convertible Notes, subject to a cap. Adjusted weighted average shares consists of GAAP weighted average shares used to calculate diluted EPS, excluding, when applicable, dilution resulting from the potential conversion of our 2028 Convertible Notes expected to be offset by the capped call contracts.
Reconciliations of Non-GAAP Financial Measures
A reconciliation from Operating income to Adjusted operating income for the years ended December 31, 2024 and 2023 is as follows (dollars in thousands):

	2024	2023
Operating income (GAAP)	$208,238	$163,323
Adjustments:
Amortization of intangible assets	54,614	52,191
Certain legal expenses	1,139	—
Restructuring and restructuring-related charges	7,255	9,949
Acquisition and integration costs	8,941	3,444
Other general expenses	(805)	2,110
Medical device regulations	948	1,605
Other adjustments	3,256	3,415
Inventory step-up amortization	1,056	590
Adjusted operating income (Non-GAAP)	$284,642	$236,627

APPENDIX A
A reconciliation from Diluted earnings per share from continuing operations to Adjusted earnings per share for the years ended December 31, 2024 and 2023 is as follows:

	2024	2023
Diluted earnings per share from continuing operations (GAAP)	$3.40	$2.64
Adjustments:
Amortization of intangible assets	1.58	1.55
Certain legal expenses	0.03	—
Restructuring and restructuring-related charges	0.21	0.29
Acquisition and integration costs	0.26	0.10
Other general expenses	(0.02)	0.06
Loss on equity investments	0.02	0.17
Loss on extinguishment of debt	—	0.13
Medical device regulations	0.03	0.05
Other adjustments	0.09	0.10
Inventory step-up amortization	0.03	0.02
Tax effects and adjustments	(0.42)	(0.50)
Impact of capped call option contracts	0.09	—
Adjusted earnings per share (Non-GAAP)	$5.30	$4.61

Weighted average shares used in adjusted earnings per share calculations (in thousands)	34,650	33,758

APPENDIX B

APPENDIX B
Amendment to the Company's Restated Certificate of Incorporation
As discussed in Proposal 4, proposed changes to Paragraph Fifth of the Restated Certificate of Incorporation of Integer Holdings Corporation are shown below. If Proposal 4 is approved by our stockholders, the changes to Paragraph Fifth would become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation of Integer Holdings Corporation with the Secretary of State of the State of Delaware. Additions are indicated by bold-underlining and deletions are indicated by bolded strike-outs.
FIFTH: To the fullest extent permitted by the DGCL as it currently exists or may hereafter be amended, a~~A~~ director or officer of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, ~~or~~ (ii) for acts or omissions by a director or officer which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, ~~or~~ (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, ~~or~~ (iv) for any transaction from which the director or officer shall have derived an improper personal benefit, or (v) for any officer in any action by or in the right of the Corporation. Neither the amendment nor the repeal of this paragraph FIFTH nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this paragraph FIFTH shall eliminate or reduce the effect of this paragraph FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph FIFTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL and any other applicable law, as from time to time in effect, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer, employee or agent may be entitled apart from the foregoing provisions.
B-1

Integer® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 20, 2025

Online
Go to www.envisionreports.com/ITGR or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ITGR

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

	For	Withhold		For	Withhold		For	Withhold
01 - Sheila Antrum	☐	☐	02 - Pamela G. Bailey	☐	☐	03 - Cheryl C. Capps	☐	☐
04 - Joseph W. Dziedzic	☐	☐	05 - James F. Hinrichs	☐	☐	06 - Jean Hobby	☐	☐
07 - Alvin (Tyrone) Jeffers	☐	☐	08 - M. Craig Maxwell	☐	☐	09 - Filippo Passerini	☐	☐
10 - Donald J. Spence	☐	☐						

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

044BMB

2025 Annual Meeting Admission Ticket

2025 Annual Meeting of Integer Holdings Corporation Stockholders

May 21, 2025, 9:00 a.m. Central Time
5830 Granite Parkway, Suite 1150
Plano, Texas 75024

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Integer Holdings Corporation

+

Notice of 2025 Annual Meeting of Stockholders

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting — May 21, 2025

The undersigned hereby appoint(s) Diron Smith and Andrew Senn, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders of Integer Holdings Corporation to be held at 9:00 a.m. Central Time on May 21, 2025 at the company's global headquarters at 5830 Granite Parkway, Suite 1150, Plano, TX 75024, and at any adjournment, upon matters described in the Proxy Statement furnished with this proxy card and all other subjects that may properly come before the meeting.

YOUR SHARES OF STOCK WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE OF THIS CARD. IF NO CHOICE IS SPECIFIED YOUR PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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